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                                                                  Exhibit 10.18

                                CONTRACT OF SALE

                                 by and between

                            BEST PROPERTY FUND, L.P.,
                                    as Seller

                                       and

                      PRAECIS PHARMACEUTICALS INCORPORATED,
                                  as Purchaser

                 -----------------------------------------------




                                    Property:

                                830 Winter Street

                             Waltham, Massachusetts

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                                TABLE OF CONTENTS

                                                                        PAGE

Property..................................................................1

Purchase Price............................................................1

Condition of Property; Title..............................................3

Time and Place of Closing.................................................4

Conditions to Closing.....................................................4

Seller's Representations and Agreements..................................12

Purchaser's Representation and Agreements................................20

Apportionments...........................................................22

Closing Matters..........................................................24

Title Examination........................................................24

Risk of Loss.............................................................26

Brokerage................................................................28

Remedies.................................................................28

Notices .................................................................29

Foreign Investment In Real Property Tax Act..............................31

Choice of Law............................................................31

Exhibit A - LEGAL DESCRIPTION OF LAND....................................39

Exhibit B - SELLER'S WORK................................................40

EXHIBIT B - PUNCH LIST ITEMS.............................................47

Exhibit C - PERMITTED TITLE EXCEPTIONS...................................48

                                        i


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Exhibit D - CONTRACTS AND AGREEMENTS.....................................49

Exhibit E - LIST OF PERMITS..............................................50

                                       ii


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                                CONTRACT OF SALE

         AGREEMENT, made on this 14th day of January, 2000, by and between BEST PROPERTY FUND, L.P., a Delaware limited partnership, ("SELLER") and PRAECIS PHARMACEUTICALS INCORPORATED, a Delaware corporation, ("PURCHASER").

                              W I T N E S S E T H:

         In consideration of the mutual covenants and provisions herein contained, including without limitation Purchaser's payment to Seller of TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($250,000.00) in the event Purchaser terminates this Agreement pursuant to SECTION 5(c), and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby covenant and agree as follows:

         1. PROPERTY. Seller hereby agrees to sell and Purchaser agrees to purchase, upon the terms and conditions set forth in this Agreement, the property ("PROPERTY") consisting of (a) those certain plots, pieces or parcels of land located in Waltham, Massachusetts, having a street address at 830 Winter Street, and all more particularly described in EXHIBIT A hereto ("LAND"), (b) all buildings and all other structures, facilities or improvements presently located or hereafter located in or on the Land ("IMPROVEMENTS"), (c) all fixtures, machinery, systems, equipment, warranties, guaranties, indemnities, claims against third parties relating to the Land or Improvements, licenses, permits, approvals, documents, plans, specifications, drawings, items of personal property owned by Seller attached or appurtenant to, located on and used in connection with the ownership, use, operation or maintenance of the Land or the Improvements (collectively, the "PERSONAL PROPERTY"), and (d) all strips, gores, easements, privileges, licenses, rights and appurtenances relating to any of the foregoing.

         2. PURCHASE PRICE. (a) The purchase price for the Property is FORTY-ONE MILLION FIVE HUNDRED THOUSAND 00/100 DOLLARS ($41,500,000.00) ("PURCHASE PRICE").

         (b)      The Purchase Price shall be payable as follows:

                  (i) Upon the execution of this Agreement, ONE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,250,000.00)

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         ("INITIAL DOWNPAYMENT"), by Purchaser's check, evidencing good funds, subject to collection, payable to the order of "Brown, Rudnick, Freed & Gesmer, P.C., as escrow agent" ("ESCROW AGENT") or by wire transfer of immediately available federal funds to an account or accounts to be designated in writing by Escrow Agent.

                  (ii) Unless on or before April 6, 2000, Purchaser has delivered to Seller a copy of a Financing Commitment (hereinafter defined), then on April 7, 2000, Purchaser shall deliver to Escrow Agent SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) ("ADDITIONAL DOWNPAYMENT") by Purchaser's check, evidencing good funds, subject to collection, payable to the order of Escrow Agent, or by wire transfer of immediately available federal funds to an account or accounts to be designated in writing by Escrow Agent following the written request of Purchaser. Notwithstanding the foregoing, Seller and Purchaser agree and acknowledge that Purchaser's purchase of the Property is not subject to, or conditioned upon, Purchaser obtaining financing for such purchase, including, without limitation, Purchaser obtaining a Financing Commitment or the ultimate funding of a Financing Commitment. Seller and Purchaser further agree and acknowledge that the provisions of this Agreement related to the Financing Commitment are made a part of this Agreement so as to enable Seller to evaluate Purchaser's ability to consummate the purchase of the Property.

                           For purposes of this Agreement, the term "FINANCING COMMITMENT" shall mean a bona fide commitment from an institutional third party lender, which is unaffiliated with Purchaser, to finance not less than seventy percent (70.0%) of the Purchase Price, on prevailing commercial terms, which, together with replacements or extensions thereof, shall remain in effect until the Closing (hereinafter defined).

                  (iii) If Purchaser terminates this Agreement pursuant to
         SECTION 5(c), then $250,000.00 of the Initial Downpayment shall be paid to Seller and the remainder of the Initial Downpayment, together with all accrued interest thereon, shall be paid to Purchaser. If Purchaser does not terminate this Agreement pursuant to SECTION 5(c) and the Closing (hereinafter defined) occurs, then the Initial Downpayment, together with the Additional Downpayment, if applicable, and all accrued interest thereon (the "INTEREST"), shall be paid by Escrow Agent to Seller. The Initial Downpayment, the Additional Downpayment, if applicable, and the Interest shall be credited against the Purchase Price. If Purchaser does not terminate this Agreement pursuant to
         SECTION 5(c) but the Closing does not occur, then the Initial

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         Downpayment, together with the Additional Downpayment, if applicable, and the Interest shall be paid by Escrow Agent in accordance with the terms of SECTION 13 of this Agreement. Escrow Agent shall have no liability in connection with the Initial Downpayment, the Additional Downpayment or the Interest, except for its own gross negligence or willful misconduct. The Initial Downpayment and the Additional Downpayment, if applicable, are referred to herein collectively as the "DOWNPAYMENT." The Downpayment shall be invested by Escrow Agent in a money market fund.

                  (iv) At the Closing, an amount, subject to adjustment pursuant to the terms of this Agreement, equal to the difference between the Purchase Price and the total of the amount of the Downpayment received by Escrow Agent plus the Interest shall be paid by good, unendorsed cashier's or official bank check payable to the order of Seller (or Seller's designee or designees) or by wire transfer of immediately available federal funds to an account or accounts to be designated in writing by Seller at or prior to the Closing.

         (c) Escrow and title insurance costs, fees and expenses shall be paid in accordance with SECTION 9 (a) hereof.

         3. CONDITION OF PROPERTY; TITLE. (a) Subject to the terms of this Agreement, Purchaser agrees to purchase the Property on the Closing Date (as hereinafter defined) in its then "AS IS" condition; Seller acknowledging that Seller is required to achieve Final Completion (as defined in EXHIBIT B) of the Seller's Work (hereinafter defined) in accordance with the terms of EXHIBIT B. Purchaser further agrees that from and after the Closing Seller shall not be liable for any latent or patent defects in the Property. Except as set forth in this Agreement, Seller has not made any repre sentations as to the physical condition or any other matter or thing affecting or related to the Property, and, except as set forth in EXHIBIT B hereto, Seller shall have no obligation to improve the Property.

         (b) Purchaser shall accept title to the Property subject to the matters set forth on EXHIBIT C hereto and any matter arising out of any action taken by Purchaser or its agents (collectively, the "PERMITTED TITLE EXCEPTIONS"). If Seller shall so request, Purchaser will allow Seller to pay from the balance of the Purchase Price as much thereof as may be necessary to satisfy any lien(s) or encumbrance(s) which Seller is obligated or elects to cure hereunder and will provide Seller at the Closing with separate certified and/or official bank checks or effect such additional wire transfers, payable as directed in writing by Seller, for such purposes.

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         (c) The parties acknowledge that Seller will be constructing certain improvements ("SELLER'S WORK") at the Property in accordance with EXHIBIT B. Seller shall use commercially diligent efforts to complete the construction of the Seller's Work and deliver the Property on or before September 1, 2000 ("TARGET COMPLETION DATE"). If, despite such commercially diligent efforts, Seller has been unable to complete such Seller's Work and deliver the Property on or before the Target Completion Date, Purchaser's remedies for such failure shall be as set forth in EXHIBIT B.

         (d) If prior to the Closing, Purchaser delivers to Seller an environmental report from a Licensed Site Professional concluding that there is a reasonable likelihood that the environmental condition of the Property is adversely different than it was on the date of this Agreement, then Seller either shall remediate such condition, and deliver reasonable evidence thereof to Purchaser, or deliver to Purchaser reasonably acceptable evidence that the environmental condition of Property is not adversely different than it was on the date of this Agreement.

         4. TIME AND PLACE OF CLOSING. (a) The closing of the transactions contemplated hereby ("CLOSING") shall take place at 10:00 a.m. on the fifteenth
(15th) Business Day (hereinafter defined) after Seller notifies Purchaser ("CLOSING NOTICE") of the Final Completion of Seller's Work or on such other date as may be permitted by the terms of this Agreement ("CLOSING DATE"). If the Final Completion of the Seller's Work does not occur by December 31, 2000 (as such date shall be extended by the number of days that Final Completion of the Seller's Work was delayed because of Purchaser Initiated Change Orders), then Purchaser may terminate this Agreement by written notice to Seller, given no later than five (5) Business Days after such date, whereupon the Downpayment, plus the Interest, shall be paid to Purchaser. As used herein, the term "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or national holiday. The Closing shall take place at the offices of Brown, Rudnick, Freed & Gesmer, One Financial Center, 18th Floor, Boston, Massachusetts 02111, or at such time and place to which Seller and Purchaser may mutually agree.

         5. CONDITIONS TO CLOSING. (a) PURCHASER'S CONDITIONS. Purchaser's obligation to pay the Purchase Price, to accept title to the Property and otherwise to consummate the transactions contemplated hereby shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

                  (i) Seller shall deliver to Purchaser on or before the Closing Date the following documents ("SELLER'S CLOSING DOCUMENTS"):

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                           (1)      a quitclaim deed ("DEED") conveying Seller's
                                    fee simple interest in the Land and the
                                    Improvements to Purchaser (which fee simple interest shall be the same fee simple interest Seller had in the Land and the Improvements on January 3, 2000, subject to the Permitted Title Exceptions) in proper statutory form for recording, duly executed and acknowledged by Seller;

                           (2) a bill of sale, conveying Seller's right, title and interest in the Personal Property to Purchaser, free of any liens and encumbrances, in form and substance reasonably acceptable to Seller and Purchaser ("BILL OF SALE"), duly executed and acknowledged by Seller;

                           (3) an assignment by Seller and assumption by Purchaser, in form and substance reasonably acceptable to Seller and Purchaser ("GENERAL ASSIGNMENT"), duly executed and acknowledged by Seller and by Purchaser, of all of Seller's (or Bren Schreiber Properties, Inc.'s or Seller's agent's) obligations, right, title and interest in, to and under:

                                    (A)      the contracts and agreements and
                                             the amendments, modifications and
                                             supplements thereto set forth on
                                             EXHIBIT D attached hereto
                                             (collectively, "CONTRACTS");

                                    (B)      the Permits (as defined in SECTION
                                             5(a)(i)(5) hereof);

                                    (C)      (x) all guaranties and warranties
                                             arising under the Construction
                                             Contract (as defined in EXHIBIT B)
                                             as it exists on the date hereof;
                                             (y) all guaranties and warranties
                                             arising under the Design Contract
                                             (as defined in EXHIBIT B) as it
                                             exists on the date hereof and (z)
                                             all other guaranties and
                                             warranties then in effect with
                                             respect to the Improvements and the
                                             Personal Property (collectively,
                                             the "GUARANTIES"); and

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                                    (D)      All existing claims and recourse of
                                             any nature whatsoever benefiting
                                             Seller and arising under the
                                             Contracts and/or the Guaranties.

                                    Notwithstanding the foregoing, with respect to that certain Mutual Covenants agreement dated March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101667 ("MUTUAL COVENANTS"), which is one of the Contracts, the General Assignment shall provide: (v) that at the Closing, Purchaser shall deliver to Polaroid bonds with respect to the water pipeline and traffic signalization matters described in the Mutual Covenants (which bonds shall be in the amount equal to the remaining obligations of Seller with respect to such matters, which shall not exceed $150,000 as to each such matter) in replacement of the bonds which were delivered under the Mutual Covenants by Seller (or otherwise make arrangements, reasonably acceptable to Seller, for the release of such bonds), (w) that Seller and Purchaser shall cooperate to obtain the release by Polaroid Corporation of the bonds which were so delivered by Seller, (x) that Purchaser shall assume all obligations of Seller set forth in the Mutual Covenants with respect to traffic signalization under the Mutual Covenants,
                                    (y) that if Seller has expended any funds which were credited or are creditable against Seller's obligations with respect to traffic signalization under the Mutual Covenants, then at the Closing, Purchaser shall reimburse Seller for the amounts so expended by Seller, and (z) that if as of the Closing, Seller has not satisfied its obligations under the Mutual Covenants with respect to the water pipeline, as evidenced by an acknowledgement of satisfaction executed by Polaroid Corporation, or its successors), Purchaser will assume such obligations but Seller will pay to Purchaser, at the Closing, an amount equal to the difference between $150,000.00 and the amount of any funds expended by Seller which were credited or are creditable against Seller's obligations with respect to said water pipeline;

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                           (4)      to the extent the same are in Seller's
                                    possession, original, fully executed copies of the Contracts, and originals, certified by Seller, as correct and complete, of the Construction Contract and the Design Contract;

                           (5) Original mechanical, electrical and plumbing plans and specifications (together with as-built plans therefor prepared by the subcontractors performing such work), surveys, fire underwriter certificates for the Property, and other certificates, licenses and permits for the Property (including all amendments, modifications, supplements and extensions thereof) ("PERMITS"), except to the extent the same are required to be, and are, affixed at the Property;

                           (6) Originals of all Guaranties (other than those guaranties and warranties set forth in the Construction Contract or the Design Contract which are otherwise assigned to Purchaser) and a full copy of the Record Drawings (as defined in EXHIBIT B) certified by Architect (as defined in EXHIBIT B) to be correct and complete;

                           (7) a certificate of Seller dated as of the Closing Date, to the effect that (A) this Agreement and Seller's Closing Documents executed by Seller have been duly authorized, executed and delivered by Seller pursuant to all necessary resolutions or consents of the general partner of Seller and that said resolutions or consents remain in full force and effect, (B) appearing on said certificate is the signature of persons authorized to act on behalf of Seller's general partner who have executed this Agreement and who will execute all agreements to be delivered by Seller hereunder; (C) the executing persons acting on behalf of Seller's general partner are fully authorized to act on behalf of Seller's general partner and that such general partner is fully authorized to act on behalf of Seller and (D) Seller's representations set forth in this Agreement remain true as of the Closing, or if not true, the specific manner in which they are not true;

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                           (8)      a letter by Seller to the other parties to
                                    the Contracts, the Construction Contract and the Design Contract informing them of the change in ownership of the Property;

                           (9) an affidavit, duly executed and acknowledged by Seller, in the standard form required by the Title Company (as hereinafter defined), relative to mechanics liens and parties in possession;

                           (10) Certificates for the benefit of Seller and Purchaser from the Architect and the contractor under the Construction Contract stating that all sums due under said agreements have been paid in full by Seller and that Seller has completely performed its obligations thereunder; and

                           (11) Such certificates of legal existence and corporate good standing and affidavits of Seller, Seller's general partner and Schreiber Developments, LLC as the Title Company reasonably may request; provided that such certificates do not materially increase Seller's liability under this Agreement.

                  (ii) Subject to SECTION 6(e) hereof, the representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller shall have performed and complied with, in all material respects, all covenants, agreements, conditions, terms and provisions of this Agreement required to be performed or complied with by Seller prior to or at the Closing, in each case subject only to exceptions permitted by this Agreement.

                  (iii) Seller shall have Finally Completed Seller's Work.

                  (iv) The environmental condition of the Property shall not be adversely different than it is in on the date of this Agreement, subject to Seller's right to remediate pursuant to SECTION 3(d).

                                        8

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         (b) SELLER'S CONDITIONS. Seller's obligation to deliver title to the
Property and otherwise to consummate the transactions contemplated hereby shall be subject to compliance by Purchaser with the following conditions precedent on and as of the Closing Date:

                  (i) Purchaser shall deliver to Seller on the Closing Date the balance of the Purchase Price due pursuant to SECTION 2(b) hereof and such other amounts as are due Seller hereunder, subject to adjustment of such amount pursuant to SECTION 8 hereof;

                  (ii) Purchaser shall deliver to Seller on the Closing Date the following, each of which shall be in form and substance reasonably satisfactory to Seller ("PURCHASER'S CLOSING DOCUMENTS"):

                           (1) a certificate of Purchaser, dated the Closing Date, to the effect that (A) this Agreement and Purchaser's Closing Documents executed by Purchaser have been duly authorized, executed and delivered by Purchaser pursuant to all necessary resolutions or consents of the Board of Directors of Purchaser, and that said resolutions and consents remain in full force and effect, (B) appearing on said certificate is the true signature of the officer or officers of Purchaser who have executed this Agreement and who will execute all agreements and instruments to be delivered by Purchaser hereunder, (C) the executing officer or officers of Purchaser are fully authorized to act on behalf of Purchaser and (D) Purchaser's representations set forth in this Agreement remain true as of the Closing, or if not true, the specific manner in which they are not true;

                           (2) duly executed and acknowledged counterparts of the General Assignment described in
                                    SECTION 5(a)(i)(3) hereof; and

                           (3) sufficient funds to the Title Company to satisfy all amounts payable by Purchaser under SECTION 9(a)(i) hereof;

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                  (iii) Purchaser shall, at the reasonable request of Seller, from time to time after April 7, 2000, furnish to Seller updated financial information regarding Purchaser.

                  (iv) The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed and complied with, in all material respects, all covenants, agreements, conditions, terms and provisions of this Agreement required to be performed or complied with by Purchaser prior to or at the Closing, in each case subject only to exceptions permitted by this Agreement.

         (c) DUE DILIGENCE PERIOD. (i) Purchaser has commenced its due diligence review ("DUE DILIGENCE REVIEW"), which shall include, without limitation, the matters listed in (1), (2) and (3) of this SECTION 5(c)(i), on the date of this Agreement. Purchaser shall complete the Due Diligence Review no later than February 7, 2000 (the "DUE DILIGENCE PERIOD"). During the Due Diligence Period, Seller shall:

                  (1) cooperate in providing Purchaser and its representatives, agents and designees with access to the Property at reasonable times, upon reasonable prior notice and, to conduct, at Purchaser's sole cost and expense, such physical, economic, environmental, pest control and other investigations and such other tests and studies as Purchaser may elect to perform with respect to the Property; provided, however, that Purchaser shall not conduct any so-called "Phase II" environmental investigation at the Property without the prior written consent of Seller, which consent may be granted, withheld or conditionally granted, in Seller's sole discretion;

                  (2) deliver to Purchaser correct and complete copies of all contracts affecting the Property in Seller's possession or control; and

                  (3) deliver to Purchaser correct and complete copies of the following written materials pertaining to the Property, to the extent the same are in Seller's possession or control and to the extent Seller has not provided such materials to Purchaser prior to the date of this Agreement:

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                           (A)      a survey and existing title report with
                                    respect to the Property;

                           (B)      copies of the tax bills for the Property;

                           (C)      all existing drawings, plans and
                                    specifications and contracts relating to
                                    Seller's Work;

                           (D) all existing building permits relating to the Property; and

                           (E) any other existing written contracts that would be binding on Purchaser following the Closing.

                  (ii) If Purchaser is unsatisfied, in Purchaser's sole and absolute discretion, with the results of the Due Diligence Review or any other matter regarding the Property, Purchaser may terminate this Agreement by so notifying Seller on or before the last day of the Due Diligence Period. If Purchaser so notifies Seller, this Agreement shall terminate and $1,000,000.00 of the Downpayment, plus the Interest, shall be returned to Purchaser, and the remainder of the Downpayment, $250,000.00, shall be released to Seller in consideration for Seller entering into this Agreement. In the event that Purchaser does not so notify Seller, this Agreement shall continue in full force and effect.

                  (iii) Intentionally omitted.

                  (iv) Purchaser shall repair and/or replace any property damaged at the Property to the same condition and quality as existed prior to such damage if such damage is caused by or arises out of or in connection with the Due Diligence Review. Purchaser shall indemnify Seller against any liability and damages, including, without limitation, any damage, death or injury to any person or property which occurs as a result of the negligence or misconduct of Purchaser or its agents in connection with the Due Diligence Review; provided, however, that Purchaser shall have no liability resulting from the mere discovery of existing conditions at or affecting the Property.

                  (v) Purchaser acknowledges and agrees that if as a result of the Due Diligence Review, Purchaser or its agents have actual knowledge of any matter or state of facts inconsistent with the Information (hereinafter defined) or the representations and warranties of Seller set forth in this Agreement

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         then the Information and the representations and warranties of Seller set forth in this Agreement shall be deemed modified to conform to the matters and state of facts actually known by Purchaser or its agents as a result of the Due Diligence Review.

                  (vi) The information and data (collectively, "INFORMATION") which has been or will be made available to Purchaser with respect to the Property in connection with the Due Diligence Review is confidential and shall be governed by the terms of that certain Confidentiality Agreement dated as of December 23, 1999 between Seller and Purchaser ("CONFIDENTIALITY AGREEMENT"). In the event that this Agreement is terminated pursuant to the provisions of this SECTION 5(c), all written Information shall be returned promptly to Seller.

                  (vii) The provisions of SECTIONS 5(c)(iv) AND 5(c)(vi) shall survive the Closing or earlier termination of this Agreement, as the case may be.

         (d) CONDITIONS GENERALLY. The foregoing conditions are for the benefit only of the party for whom they are specified to be conditions precedent and such party may, in its sole discretion, waive any or all of such conditions and close title under this Agreement without any increase in, abatement of or credit against the Purchase Price.

         6.  SELLER'S REPRESENTATIONS AND AGREEMENTS

         (a) REPRESENTATIONS. Seller represents and warrants to Purchaser as follows (for purposes of this SECTION 6(a), Seller's knowledge shall be deemed to be the actual knowledge of David S. Hall, without any independent investigation):

                  (i)      AS TO SELLER'S ORGANIZATION, POWER AND AUTHORITY.

                           (1) Seller is a limited partnership that has been duly organized and is validly existing under the laws of the State of Delaware and as of the Closing shall be duly qualified to do business in the Commonwealth of Massachusetts;

                           (2) Seller has full power and right to enter into and perform its obligations under this Agreement and the other agreements contemplated herein to be executed and

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                                    performed by it, including, without being
                                    limited to, conveying the Property as herein provided;

                           (3) Neither Seller nor any general partner in Seller is in the hands of a receiver, nor is an application for a receiver pending, nor has Seller or any general partner in Seller made an assignment for the benefit of creditors, nor has Seller or any general partner in Seller filed, or had filed against it, any petition in bankruptcy;

                           (4) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Seller
                                    (A) have been duly authorized by all
                                    necessary partnership acts on the part of Seller and any general partner in Seller, and (B) do not and will not (v) require any governmental or other consent, (w) violate or conflict with any judgment, decree or order of any court applicable to or affecting Seller or any general partner in Seller, (x) violate or conflict with any law or governmental regulation applicable to Seller or any general partner in Seller, (y) violate or conflict with the organizational documents of Seller or any general partner in Seller and (z) do not and will not result in the breach of, or constitute a default under, any agreement, contract, indenture or other instrument or other obligation to which Seller is a party or is otherwise bound. Upon the assumption that this Agreement constitutes the legal, valid and binding obligation of Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller;

                           (5) Seller is not a "foreign person", as defined in Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder ("CODE"); and

                           (6) There are no actions, suits or proceedings (including, but not limited to bankruptcy) pending or, to the knowledge of Seller, threatened, against Seller or, to Seller's knowledge, affecting Seller which if determined adversely to Seller, would adversely affect the

                                    Property or Seller's ability to perform its obligations hereunder.

                  (ii)     AS TO THE PROPERTY.

                           (1) Prior to the date of this Agreement, Seller has not received written notice of any pending or threatened condemnation of all or any part of the Property;

                           (2) Except as set forth in the Permitted Title Exceptions, there are no occupancy rights, leases or tenancies presently affecting the Property;

                           (3) (A) The Contracts are all of the material service, maintenance, supply and management contracts and agreements presently affecting the Property to which Seller is a party and which will be binding on Purchaser or the Property following the Closing and there are no other contracts which will be binding on Purchaser or the Property following the Closing; (B) Seller has heretofore delivered to Purchaser true and complete copies of each of the Contracts; and (C) the Contracts have not been modified or amended, except as indicated on EXHIBIT
                                    D hereto;

                           (4) Seller's obligation to Polaroid Corporation and any other parties under the Mutual Covenants with respect to the water pipeline described therein shall not exceed $150,000.00 in the aggregate and with respect to traffic signalization described therein shall not exceed $150,000 in the aggregate;

                           (5) Seller has no knowledge of any legal action commenced or threatened against Seller or Seller's interest in the Property which could materially and adversely affect the Property;

                           (6) Seller has not received any written notice of any violation of any zoning, building, subdivision, land sales, securities, land use, ecology or environmental protection laws, ordinances, rules and regulations of govern-ment authorities including those of any and all regulatory agencies and administrative officials having or asserting jurisdiction over the Property or any portion of the Property, pertaining to the Property or any portion of the Property which has not been complied with, nor does Seller have any knowledge of any violation thereof. Seller has received no written notice prior to the date of this Agreement from any governmental authority of, nor has any knowledge of, any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the Property;

                           (7) Seller has not received any written notice from any insurance company insuring the Property of any defects or inadequacies in the Property or any part thereof which would materially adversely affect the insurability of the Property or the premiums for the insurance thereof;

                           (8) Seller has not received any written notice prior to the date of this Agreement from any governmental agency or official to the effect that any condemnation proceeding is contemplated in connection with the Property;

                           (9)      Intentionally omitted;

                           (10) Except as set forth in the Permitted Title Exceptions, Seller has not granted, nor does Seller have knowledge of, any option agreements or rights of first refusal with respect to the purchase, lease or occupancy of the Property or any rights in favor of third persons to purchase or otherwise acquire the Property or any interest in the Property;

                           (11) Seller has delivered to Purchaser true and complete copies of all Contracts (including all amendments or supplements thereto) and, to the best of Seller's knowledge, all other contracts and agreements which affect the use or operation of the Property. Seller has not received any written notice of any default under any Contract that has not been cured or waived;

                           (12) There are no employment contracts entered into by Seller which will be binding after Closing on Purchaser as owner of the Property. Seller has no employees with respect to whom Purchaser shall bear any responsibility or continued employment after Closing or for payment of wages, benefits or the like which accrue prior to Closing;

                           (13)     As of the Closing, all contractors,
                                    subcontractors, suppliers, architects,
                                    engineers and others who have performed
                                    services, labor or supplied material during the period of Seller's ownership of the Property shall have been paid in full, and all liens arising therefrom (or claims which with the passage of time or notice or both, could mature into liens) shall have been bonded over or satisfied and released;

                           (14) Except for the Permits, Seller has not entered into any unrecorded commitments or agreements with any governmental agencies or authorities affecting the Property;

                           (15) To Seller's knowledge, as of the date of this Agreement, no abatement proceedings are pending with reference to any real estate taxes assessed against the Property and Seller shall not institute any such proceeding without Purchaser's prior written consent. As of the date of this Agreement, there are no betterment assessments or other special assessments presently pending or, to Seller's knowledge, proposed by any governmental authority with respect to any portion of the Property; and

                           (16) EXHIBIT E lists all licenses, permits, authorizations, consents and approvals from any governmental authorities received by Seller in connection with the Property as of the date of this Agreement, which EXHIBIT E shall be updated at the Closing.

         (b) MISCELLANEOUS AGREEMENTS. Seller, during the term of this Agreement, (i) will not, without Purchaser's consent, which consent Purchaser agrees not to unreasonably withhold or delay unless the same shall materially affect Purchaser's rights or interests, extend or otherwise modify any Contract, (ii) will not lease or sublease any of the Property, and (iii) will not commit to, enter into or make any brokerage agreement related to the Property without Purchaser's consent.

         (c) ACCESS. Purchaser or Purchaser's representative may attend all job meetings for Seller's Work. Purchaser may, upon reasonable notice, inspect all of Seller's records regarding Seller's Work. Seller shall, during normal business hours upon reasonable prior notice, allow Purchaser or its representatives access to the Property, so long as Purchaser and Purchaser's representatives do not unreasonably interfere with the operation of the Property or the construction activities being performed at the Property; PROVIDED, HOWEVER, that Purchaser will indemnify Seller against any liability or damages in connection with or arising out of any negligent or improper act of Purchaser or its representatives as a result of their access or inspection of the Property. Said indemnification provisions shall survive the Closing or earlier termination of this Agreement, as the case may be.

         (d) SURVIVAL. The only representations, warranties and agreements of Seller hereunder that shall survive the Closing are those specifically stated herein to survive. The representations and warranties of Seller contained in
SECTION 6(A) shall survive the Closing for a period of one (1) year.

         (e) CERTAIN LIMITATIONS ON SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SECTION 6(a) are subject to the following express limitations:

                  (i) Seller does not represent or warrant that the parties, other than Seller, to the Contracts, will not be in default under their respective Contracts.

         (f) NO OTHER REPRESENTATIONS OR WARRANTIES. Purchaser represents, warrants and agrees that (i) as of the expiration of the Due Diligence Period Purchaser shall have examined the Property and be familiar with the physical condition thereof and shall have conducted such investigation of the affairs of the Property as Purchaser has considered appropriate, (ii) neither Seller nor any of the employees, agents or attorneys of Seller have made any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, and, in particular, that no such representations, warranties, promises or guaranties have been made with respect to the physical condition or operation of the Property, the actual or projected revenue and expenses of the Property, the zoning and other laws, regulations and rules applicable to the Property or the compliance of the Property therewith, the quantity, quality or condition of the articles of personal property and fixtures included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or related to the Property or the transactions contemplated hereby, except as, and solely to the extent, herein specifically set forth, and
(iii) Purchaser has not relied upon any such representations, warranties, promises or guaranties (other than those expressly set forth in this Agreement) or upon any statements made in any informational brochure with respect to the Property and has entered into this Agreement knowing that it must rely solely on its own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances. `

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN SECTION 6(a), OR CONTAINED IN ANY OF TITLE CLOSING DOCUMENTS REQUIRED TO BE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO THIS AGREEMENT (COLLECTIVELY, "SELLER'S WARRANTIES"), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION OF THIS AGREEMENT, BUT WITHOUT LIMITING SELLER'S OBLIGATION TO ACHIEVE FINAL COMPLETION OF THE SELLER'S WORK IN ACCORDANCE WITH EXHIBIT B OR THE SATISFACTION OF THE PURCHASER'S CONDITIONS SET FORTH IN SECTION 5(a) OR SELLER'S OBLIGATIONS UNDER SECTION 10, PURCHASER AGREES TO ACCEPT THE PROPERTY ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER OR ANYONE ACTING OR CLAIMING
TO ACT BY, THROUGH OR UNDER OR ON SELLER'S BEHALF, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER'S WARRANTIES. EXCEPT FOR SELLER'S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITY ACT AND COMPARABLE STATE LAWS). PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING

UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE AND LEGAL CONDITION OF THE PROPERTY, SELLER'S WARRANTIES AND THE COVENANTS TO BE PERFORMED BY SELLER PRIOR TO THE CLOSING AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER'S BEHALF CONCERNING THE PROPERTY, EXCEPT FOR SELLER'S WARRANTIES AND THE CLOSING DOCUMENTS REQUIRED TO BE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO THIS AGREEMENT. ADDITIONALLY, PURCHASER AND SELLER HEREBY AGREE THAT EXCEPT FOR SELLER'S WARRANTIES, THE COVENANTS TO BE PERFORMED BY SELLER PRIOR TO THE CLOSING AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SATISFACTION OF THE PURCHASER'S CONDITIONS TO THE CLOSING SET FORTH IN SECTION 5(a), (1) PURCHASER IS TAKING THE PROPERTY "AS IS" WITH ALL LATENT AND PATENT DEFECTS AND THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE, (2) PURCHASER IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY, AND (3) PURCHASER TAKES THE PROPERTY UNDER THIS AGREEMENT UNDER THE EXPRESS UNDERSTANDING THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT BY, THROUGH OR UNDER OR ON SELLER'S BEHALF. FOR PURPOSES OF THIS PARAGRAPH, THE CONSTRUCTION, DESIGN AND ENGINEERING PROFESSIONALS PERFORMING THE SELLER'S WORK SHALL NOT BE DEEMED TO BE ACTING OR CLAIMING TO ACT BY, THROUGH OR UNDER OR ON SELLER'S BEHALF

WITH RESPECT TO THE FOLLOWING, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THE SELLER WARRANTIES, SELLER SHALL NOT HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND AND THAT SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND.

A. THE CONTENT OR ACCURACY OF ANY REPORT, STUDY, OPINION OR CONCLUSION OF ANY SOILS, TOXIC, ENVIRONMENTAL OR OTHER ENGINEER OR OTHER PERSON OR ENTITY WHO HAS EXAMINED THE PROPERTY OR ANY ASPECT THEREOF;

B. THE CONTENT OR ACCURACY OF ANY OF THE ITEMS (INCLUDING, WITHOUT LIMITATION, THE PROPERTY INFORMATION) DELIVERED TO PURCHASER PURSUANT TO PURCHASER'S REVIEW OF THE CONDITION OF THE PROPERTY; OR

C. THE CONTENT OR ACCURACY OF ANY PROJECTION, FINANCIAL OR MARKETING ANALYSIS OR OTHER INFORMATION GIVEN TO PURCHASER BY SELLER OR REVIEWED BY PURCHASER WITH RESPECT TO THE PROPERTY.

D. PURCHASER HAS RECEIVED THE ADVICE OF SOPHISTICATED REAL ESTATE PROFESSIONALS IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS, OR AS OF THE CLOSING, WILL BE, FAMILIAR WITH THE PROPERTY AND ITS SUITABILITY FOR PURCHASER'S INTENDED USE. THE PROVISIONS OF THIS SECTION 6(f) SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE DOCUMENTS EXECUTED AT THE CLOSING.

         7.  PURCHASER'S REPRESENTATION AND AGREEMENTS.

         (a) REPRESENTATIONS. Purchaser represents, warrants and covenants with Seller as follows:

                  (i) Purchaser is a corporation that has been duly organized and is validly existing under the laws of Delaware and is duly qualified to do business in the Commonwealth of Massachusetts;

                  (ii) Purchaser has full power and right to enter into and perform its obligations under this Agreement and the other agreements contemplated herein to be executed and performed by it;

                  (iii) Purchaser is not in the hands of a receiver, nor is application for a receiver pending, nor has Purchaser made an assignment for the benefit of creditors, nor has Purchaser filed, or had filed against it, any petition in bankruptcy; and

                  (iv) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Purchaser (1) have been duly authorized by all necessary corporate acts on the part of

         Purchaser, and (2) do not and will not (A) require any governmental or other consent, (B) violate or conflict with any judgment, decree or order of any court applicable to or affecting Purchaser, (C) violate or conflict with any law or governmental regulation applicable to Purchaser, (D) violate or conflict with the organization documents of Purchaser and (E) do not and will not result in the breach of, or constitute a default under, any agreement, contract, indenture or other instrument or other obligation to which Purchaser is a party or is otherwise bound. Upon the assumption that this Agreement constitutes the legal, valid and binding obligation of Seller, this Agreement constitutes the legal, valid and binding obligation of Purchaser.

         (b) MISCELLANEOUS AGREEMENTS. In the event the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return to Seller all copies of Information without retaining any copy thereof or extract therefrom.

         (c) ERISA. Purchaser is not purchasing any of the Property with "plan assets" of an Employee Benefit Plan subject to Title 1 of the Employee Retirement Income Security Act of 1974 (as amended from time to time, the "ACT," and together with any regulation, rule or judicial or administrative case, order or pronouncement arising under or connected with the Act, "ERISA") or of a plan subject to Section 4975 of the Code. Purchaser shall take all actions reasonably requested by Seller for the purpose of ensuring, to Seller's satisfaction, that the transactions contemplated herein will comply with ERISA and not result in an imposition of an excise tax under Section 4975 of the Code; such actions shall include, without limitation, the making of such further representations and warranties as Seller's counsel reasonably deems necessary to ensure that neither this Agreement not any of the transactions contemplated herein will violate ERISA or result in the imposition of an excise tax under Section 4975 of the Code.

         (d) SURVIVAL. The representations, warranties and covenants set forth in SECTION 7, as applicable at the Closing Date, shall survive the Closing for a period of one (1) year.

         8. APPORTIONMENTS. (a) The following items shall be apportioned at the Closing as of the midnight on the day immediately preceding the Closing Date:

                  (i) Real estate taxes, assessments, other than special assessments made against the Property, based on the rates and assessed valuation applicable in the fiscal year for which assessed;

                  (ii) Water rates and charges;

                  (iii) Sewer and vault taxes and rents;

                  (iv) Annual license, permit and inspection fees except for those relating to construction of the Improvements, which shall be Seller's obligation in their entirety;

                  (v)  Intentionally omitted;

                  (vi) All charges and payments for water and sewer services supplied to the Property, provided, however, that if there is not meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, the charges therefor shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued; and

                  (vii) Amounts paid or outstanding for the water pipeline and traffic signalization under the Mutual Covenants in accordance with
         SECTION 5(a)(i)(3).

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date.

         (b) The amount of any unpaid real property taxes and assessments, water rates and charges and sewer taxes and rents which Seller is obligated to pay and discharge may, at the option of Seller, be credited to Purchaser out of the cash balance of the Purchase Price, provided that official bills therefor, indicating the interest and penalties, if any, thereon, are furnished by Seller at the Closing.

         (c) If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then paid to any tenant at the Property who is entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date).

         (d) If at the Closing Date the Property or any part thereof shall be or shall have been affected by any general assessment or assessments or real property taxes which are or may become payable in installments of which any installment is then a charge or lien and has become payable, Seller shall pay or cause to be paid the unpaid installments of such assessments due prior to the Closing Date and Purchaser shall pay or cause to be paid all installments which are due on or after the Closing Date. The current installments shall be apportioned at the Closing. Any special assessment made against the Property prior to the Closing shall be paid by Seller prior to the Closing whether or not the payments therefor are due and payable prior to the Closing.

         (e) If, on the Closing Date, there are any Purchaser Initiated Change Orders (as defined in EXHIBIT B) which have not been fully paid for by Purchaser, then the additional costs due to such Purchaser Initiated Change Orders shall be paid by Purchaser at the Closing.

         (f) In the event the apportionments hereinabove provided which are to be made at the Closing result in a credit balance (i) to Purchaser, such sum shall be paid at the Closing, by giving Purchaser a credit against the balance of the Purchase Price in the amount of such credit balance or (ii) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts designated by Seller in writing for the balance of the Purchase Price.

         (g) Seller shall be responsible for the payment of amounts due pursuant to clause (ii) of the last paragraph of Section 2.3 of the Reciprocal Easement Agreement dated as of March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101666, and all other amounts due under the Contracts prior to the Closing Date. Purchaser shall be responsible for all other amounts which arise under the Contracts which are not due until on or after the Closing Date.

         (h) No insurance policies of Seller are to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made. Purchaser acknowledges that it shall be responsible for securing its own insurance for the Property as of the Closing Date.

         (i) The obligations of the parties hereto under this SECTION 8 shall survive the Closing.

         9. CLOSING MATTERS The following items shall be provided for at the
Closing:

         (a)      PAYMENT OF RECORDING, TITLE AND OTHER FEES.

                           (i) RECORDING FEES. Seller shall pay the fee for
                  documentary deed stamps due in connection with the consummation of the transactions contemplated by this Agreement. Purchaser shall pay at the Closing all state, city, county, municipal and other governmental recording fees in connection with the conveyance of the Property.

                           (ii) TITLE FEES. Purchaser shall pay all charges and
                  fees and premiums of the Title Company in connection with the examination of title. Purchaser shall pay all premiums of the Title Company in connection with the title insurance policy, if any, to be obtained by Purchaser.

                           (iii) OTHER CHARGES. Other charges, if any, shall be
                  paid in the manner in which purchasers and sellers of real property in Middlesex County, Massachusetts customarily divide such charges.

         (b) UTILITY DEPOSITS. Seller shall be entitled to any deposits made by Seller with utility companies servicing the Property, and, if the same are not refundable to Seller without replacement by Purchaser, Purchaser shall either:
(i) deliver the requisite replacement deposit to the utility company on or prior to the Closing Date or (ii) pay to Seller at the Closing the amount of such deposit, against reasonable evidence of such deposit and a good and sufficient transfer by Seller to Purchaser of all interest of Seller in the deposit.

         (c) SURVIVAL. The obligations of Seller and Purchaser under this
SECTION 9 shall survive the Closing.

         10. TITLE EXAMINATION. (a) Purchaser shall obtain from a title company licensed to do business in the Commonwealth of Massachusetts ("TITLE COMPANY") a commitment for a title insurance policy and, in connection therewith, shall cause title to the Property to be searched and examined by the Title Company, and shall request that the Title Company deliver directly to Seller's counsel copies of the Title Company's report, the tax and departmental searches and the survey reading and any updates or continuations thereof and any supplements thereto. No later than February 7, 2000, Purchaser shall deliver to Seller a written statement setting forth any liens or encumbrances affecting, or other defects in or objections to, title to the Property disclosed by such materials other than Permitted Title Exceptions ("ADDITIONAL EXCEPTIONS"). The failure by Purchaser to deliver any statement required by the immediately preceding sentence within the time period specified therefor, or to include any matter in any such statement which was delivered by Purchaser within the time period specified therefor, shall constitute a waiver by Purchaser of any and all Additional Exceptions which may be, or should have been, disclosed by the materials to be covered by such statement and such Additional Exceptions shall be deemed Permitted Title Exceptions as if fully set forth in EXHIBIT C hereto. Notwithstanding any of the foregoing to the contrary, (i) Seller shall be required to discharge prior to the Closing (or deliver at the Closing instruments sufficient, upon filing with the Land Court, to discharge such matters from title to the Property)_ all title encumbrances evidencing monetary indebtedness of Seller, including without limitation a mortgage, assignment of leases and rents and uniform commercial code financing statements from Seller in favor of Pacific Life Insurance Company ("FINANCIAL ENCUMBRANCES"), and (ii) Seller shall exercise reasonable efforts to discharge prior to the Closing all other title encumbrances which do not constitute Permitted Title Exceptions, provided however that with respect to the discharge of matters referenced in this clause (ii), Seller's "reasonable efforts" shall not be deemed to require Seller to bring any legal action or proceeding or otherwise incur expenses in excess of $250,000. All such matters described in clauses (i) and (ii) of the preceding sentence which first became record title matters after January 2, 2000, also shall constitute "ADDITIONAL EXCEPTIONS."

         (b) Seller shall be entitled to reasonable adjournments of the Closing during which Seller shall attempt to remove Additional Exceptions in accordance with SECTION 10(a). If for any reason, despite Seller's efforts consistent with the preceding sentence, Seller is unable, despite the exercise of reasonable efforts, to remove any Additional Exception (other than Financial Encumbrances or Additional Exceptions voluntarily entered into by Seller in violation of this Agreement, which Seller shall remove), as of the Closing Date, as such date may be adjourned pursuant to this SECTION 10(b), Seller shall so notify Purchaser. If such notice is given by Seller, Purchaser shall elect (i) to terminate this Agreement by giving notice to Seller, in which event the provisions of SECTION 13(b) shall apply or (ii) to perform all of Purchaser's obligations hereunder and accept title to the Property subject to such uncured Additional Exceptions without any abatement of the Purchase Price or liability on the part of Seller. Purchaser shall make its election between clauses (i) and (ii) of the immediately preceding sentence by written notice to Seller given not later than 5:00 P.M. on the fifth Business Day after the giving of the notice by Seller of its inability or unwillingness to remove such Additional Exceptions. If Purchaser shall fail or refuse to give such written notice as aforesaid, it shall be deemed to have elected clause (ii) above and the Closing shall take place on the Closing Date.

         (c) At Purchaser's reasonable request, Seller agrees to exercise reasonable efforts (which shall not require the expenditure of any funds other than minimal legal or consultants' fees) during the pendency of this Agreement to obtain (i) from Polaroid Corporation and MMS Winter Street, L.L.C. an acknowledgement or release to the effect that there are no ongoing obligations on the part of Seller (or, following the Closing, Purchaser) with respect to the Polaroid Utility Easement, Polaroid Driveway Easement and Common Drainage Easement encumbering Lots 8 and 10 as shown on the "Survey of Lot 9 in Waltham, Massachusetts" prepared by Martinage Engineering Associates, Inc. for Bren Schreiber Properties, Inc. dated March 11, 1999 and (ii) certificates from the other parties to the contracts regarding any outstanding obligation of Seller.

         11. RISK OF LOSS. (a) If a part of the Property is destroyed or damaged by fire or other casualty, Seller shall promptly notify Purchaser of such fact. Seller shall have the right to terminate this Agreement by giving notice to Purchaser not later than ten (10) days after the giving of Seller's notice if, despite Seller's best efforts, Seller's existing mortgagee refuses to release casualty proceeds in accordance with the terms of its mortgage encumbering the Property and the part of the Property damaged or destroyed has a value, as reasonably determined by Seller, in excess of One Million and 00/100 Dollars ($1,000,000.00). Seller also shall have the right to terminate this Agreement if such casualty occurs after Seller delivers the Closing Notice but prior to the Closing Date by giving notice to Purchaser not later than ten (10) days after the giving of Seller's notice if the part of the Property damaged or destroyed has a value, as reasonably determined by Seller, in excess of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00). Purchaser shall have the right to terminate this Agreement if such casualty occurs after Seller delivers the Closing Notice but prior to the Closing Date by giving notice to Seller not later than ten (10) days after the giving of Seller's notice if the part of the Property damaged or destroyed has a value, as reasonably determined by Seller, in excess of Five Hundred Thousand and 00/00 Dollars ($500,000.00). If either party elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder, except that Seller shall be obligated to return to Purchaser the Downpayment. If neither Seller nor Purchaser elects to terminate this Agreement as aforesaid, or if there is damage to or destruction of an "immaterial part" (i.e., anything other than a material part) of the Property by fire or other casualty, then the sale of the Property shall be consummated as herein provided at the Purchase Price (without abatement) and Seller shall assign to Purchaser (without recourse) at the Closing the rights of Seller to the proceeds, if any, under Seller's insurance policies covering the Property with respect to such damage or destruction, and Purchaser shall be entitled to receive and keep any moneys received from such insurance policies. Seller shall cause the Property to be insured until the Closing with insurance at not less than the limits at which the Property currently is insured, as evidenced by insurance certificates or binders previously delivered to Purchaser.

         (b) If all or any significant portion of the Property is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof and either Purchaser or Seller shall have the right to terminate this Agreement by giving notice to the other not later than ten
(10) days after the giving of Seller's notice. For the purposes hereof, a "significant portion" of the Property shall mean such a portion of the Property as shall negatively impact the value of the Property by an amount, as reasonably determined by Seller, in excess of Five Hundred Thousand and 00/00 Dollars ($500,000.00), or otherwise negatively affects zoning, parking or access. If either party elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder, except that Seller shall be obligated to return to Purchaser the Downpayment. If neither Seller nor Purchaser elects to terminate this Agreement as aforesaid, or if an "insignificant portion" (I.E., anything other than a significant portion) of the Property is taken by eminent domain (or becomes the subject of a pending taking), then the sale of the Property shall be consummated as herein provided at the Purchase Price (without abatement) and Seller shall assign to Purchaser (without recourse) at the Closing all of Seller's right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Property or such portions thereof.

         (c) The parties' obligations, if any, under this SECTION 11 shall survive the Closing.

         12. BROKERAGE. Each of Purchaser and Seller represents and warrants to the other that it has not hired, retained or dealt with any broker, consultant, intermediary or finder in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby to whom a commission is or will be owed other than Grubb & Ellis and McCall & Almy, Inc. Seller and Purchaser each covenant and agree to indemnify the other against liability arising out of any breach or inaccuracy of the aforesaid representation or warranty. Seller shall be solely responsible for the brokerage commission due to Grubb & Ellis and for $800,000.00 of the brokerage commission due to McCall & Almy, Inc. in connection with the transactions contemplated by this Agreement, but only if, as and when the Deed is delivered to Purchaser and recorded and the full Purchase Price is paid to Seller. Purchaser shall be responsible for any other brokerage commission due to McCall & Almy, Inc. in connection with the transactions contemplated by this Agreement. The provisions of this SECTION 12 shall survive the Closing.

         13. REMEDIES. (a) The parties hereto agree that in the event Purchaser defaults in its obligation to deliver the Purchase Price at the Closing or otherwise perform its obligations at the Closing, Seller may terminate this Agreement by written notice to Purchaser and receive Two Million and 00/100 Dollars ($2,000,000.00) (plus any Interest on the Downpayment) as liquidated damages, and Purchaser thereafter shall not have any further liability or obligation to Seller at law or in equity. The Downpayment (plus any Interest on the Downpayment) shall be released to Seller to satisfy (if Purchaser delivered the Additional Downpayment) or partially to satisfy (if Purchaser did not deliver the Additional Downpayment) the liquidated damages to be paid to Seller. If Purchaser did not deliver the Additional Downpayment, then upon such termination of this Agreement, Purchaser immediately shall deliver to Seller the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), which, together with the Initial Downpayment and any interest accrued on the Initial Downpayment, shall be paid to Seller as liquidated damages. Purchaser's obligation to deliver such liquidated damages to Seller, including without limitation such $750,000.00, shall survive the termination of this Agreement. Seller and Purchaser agree and acknowledge that Seller's actual damages in the event of default by Purchaser would be extremely difficult or impossible to ascertain and that the amount of liquidated damages provided herein is reasonable in light of anticipated loss caused by such a default and the difficulties of proof of loss.

         (b) In the event that on the Closing Date, Seller shall be unable, despite the exercise of commercially diligent efforts, to perform its obligations or to satisfy any condition applicable to Seller hereunder in accordance with the provisions of this Agreement or to cause the title to the Property to comply with this Agreement and this Agreement shall be terminated in accordance with its terms as a result thereof, the sole liability of Seller shall be to return the Downpayment, together with the Interest, to Purchaser, and upon such return, this Agreement shall be deemed terminated and Seller shall not have any further liability or obligations to Purchaser hereunder nor shall Purchaser have any further liability or obligation to Seller hereunder, except for such liabilities or obligations as are specifically stated to survive the termination of this Agreement.

         (c) In the event that Seller willfully defaults in its obligation to transfer the Property in accordance with this Agreement, Purchaser shall be entitled to such remedies against Seller as are available at law or in equity, including the rights to damages and specific performance of this Agreement.

         14. NOTICES. All notices and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly and sufficiently given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time so delivered), or sent by United States registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service (any notice or communication so sent being deemed to have been received two (2) Business Days after mailing in the United States), or by electronic facsimile transfer (any notice or communication so sent being deemed to have been received at the time indicated on the sender's receipt of transfer) addressed to the respective parties as follows:

         (a)  if to Seller:

                  Best Property Fund, L.P.
                  c/o Bren Schreiber Properties, Inc.
                  125 Summer Street, Suite 1640
                  Boston, Massachusetts 02110
                  Attention:  David S. Hall
                  Fax:  (617) 345-9200

                  with a copy to:

                  Edward S. Hershfield, Esq.
                  Brown, Rudnick, Freed & Gesmer, P.C.
                  One Financial Center
                  Boston, Massachusetts 02111

                  Fax: (617) 856-8201

         (b)      if to Purchaser:

                  Praecis Pharmaceuticals Incorporated
                  One Hampshire Street
                  Cambridge, Massachusetts 02139
                  Attention: Kevin F. McLaughlin, Chief Financial Officer
                  Fax: (617) 494-8414

                  with a copy to:

                  Michael H. Glazer, Esquire
                  Goodwin, Proctor & Hoar LLP
                  Exchange Place
                  Boston, Massachusetts 02109-2881
                  Fax:  (617) 227-8591

                  and with a copy to:

                  Mary L. Lentz
                  McCall & Almay, Inc.
                  One Post Office Square
                  Boston, Massachusetts 02109
                  Fax:  (617) 542-4499

Either party may, by notice given as aforesaid, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, PROVIDED, HOWEVER, that notice of change of address or addresses shall only be effective upon receipt. All notices from Seller to Purchaser or from Purchaser to Seller pursuant to this Agreement will be effective if executed by their respective attorneys (including facsimile transfer).

         15. FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT. At the Closing, Seller shall deliver to Purchaser an affidavit in the form required by Section 1445 at the Code, to the effect that Seller is not a "foreign person" as defined in
Section 1445 of the Code.

         16. CHOICE OF LAW. The interpretation, enforcement and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such Commonwealth.

         17. MISCELLANEOUS. (a) ENTIRE AGREEMENT; EXHIBITS. The Confidentiality Agreement and this Agreement, together with the exhibits hereto, constitutes the entire agreement of the parties hereto regarding the subject matter of this Agreement and all other prior or contemporaneous agreements, understandings, representations and statements, oral or written, hereby are merged herein. All exhibits attached hereto are hereby incorporated herein and made a part hereof by reference as fully as though set forth herein. Without limiting the generality of the foregoing, that certain Letter of Intent dated December 23, 1999 between Seller and Purchaser is of no further force and effect, it having been superceded by the terms of this Agreement.

         (b) AMENDMENTS. This Agreement may not be modified, amended, altered, supplemented or cancelled except pursuant to the terms hereof or an instrument in writing signed by the parties hereto.

         (c) ACCEPTANCE OF THE DEED. The acceptance of the Deed to the Property by Purchaser shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that any obligations of Seller shall survive the Closing.

         (d) INDEMNIFICATION GENERALLY. Wherever it is provided in this Agreement or in any agreement or document delivered pursuant hereto that a party shall indemnify another party hereunder against liability or damages, such phrase and words of similar import shall mean that the indemnifying party hereby agrees to and does indemnify, defend and hold harmless the indemnified party and such party's direct and indirect shareholders, partners and/or members and their respective past, present and future officers, directors, employees and agents from and against any and all costs, claims, demands, suits, judgments, interests, damages, losses, liabilities and expenses (including without limitation reasonable attorneys' fees and disbursements) to which they or any of them may become subject or which may be incurred by or asserted against any or all of them attributable to, arising out of or in connection with the matters provided for in such provision. The provisions of this SECTION 17(d) shall survive the Closing or earlier termination of this Agreement.

         (e) BINDING EFFECT. This Agreement does not constitute an offer to sell or purchase and shall not bind Seller or Purchaser unless and until Seller and Purchaser elect to be bound hereby by executing and delivering to one another an executed original counterpart hereof and Seller receives the Initial Downpayment in accordance with the terms of this Agreement and such funds have cleared.

         (f) PARTIAL INVALIDITY. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (g) RECORDATION OF AGREEMENT. Neither Seller nor Purchaser may record this Agreement or any notice of this Agreement. To the extent that any such filing is made by Purchaser in violation of this Agreement, Purchaser shall indemnify Seller against any damages incurred by Seller in connection therewith. The provisions of this SECTION 17(g) shall survive the termination of this Agreement.

         (h) FURTHER ASSURANCES. The parties mutually agree to execute and deliver to each other, at the Closing, such other and further documents as may be reasonably required by counsel for the parties to carry into effect the purposes and intents of this Agreement, provided such documents are customarily delivered in real estate transactions in Massachusetts and do not impose any material obligations upon any party hereunder which are inconsistent with the terms of this Agreement.

         (i) NONIMPUTATION. Neither party to this Agreement nor any other corporation or entity referred to herein shall have imputed to it the knowledge of any agent, officer, servant or employee thereof unless and until such agent, officer, servant or employee has actual knowledge of the relevant event, notice, condition, occurrence, fact or situation or has reasonable cause to know, or should reasonably be aware thereof and then only if such event, notice, condition, occurrence, fact or situation is related to matters as to which such agent, officer, servant or employee is entrusted and with which has authority to deal.

         (j) PREVAILING PARTY COSTS. In the event any dispute between the parties hereto results in litigation, the prevailing party shall be reimbursed and indemnified by the party not prevailing in such dispute for all costs and expenses reasonably incurred by the prevailing party in enforcing or establishing its rights hereunder, including without limitation court costs and reasonable attorneys' fees and disbursements. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues. The provisions of this SECTION 17(j) shall survive the Closing or earlier termination of this Agreement.

         (k) HEADINGS; SECTION AND EXHIBIT REFERENCES. The section headings used herein are for reference purposes only and do not control or affect the meaning or interpretation of any term or provision hereof and shall not be deemed in any manner to modify, explain, qualify or restate any of the provisions of this Agreement. All references in this Agreement to sections and exhibits are to the sections hereof and the exhibits attached hereto, respectively.

         (l) COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

         (m) ASSIGNMENT. Neither party hereto may assign its respective rights and obligations hereunder, in whole or in part, without the prior written consent of the other party hereto. Any assignment without such prior written consent shall be deemed null and void. Subject to and without limiting the preceding two sentences, this Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto.

Notwithstanding the foregoing, immediately prior to the Closing, Purchaser may assign its rights under this Agreement, following written notice to Seller, to any affiliated entity or to an entity with which Purchaser shall perform a sale/leaseback transaction, a synthetic lease transaction or another similar transaction provided that any such assignment shall not result in a violation of ERISA.

         (n) NO WAIVER. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

         (o) NO OTHER PARTIES. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the parties to whom such representation, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other party, and no other party shall be entitled to rely thereon.

         (p) CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been drafted or prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

         (q) DUE AUTHORIZATION. Each party represents and warrants that the individual and/or entity executing this Agreement on behalf of such party has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf such individual and/or entity is executing this Agreement to the terms hereof.

         (r) TIME OF THE ESSENCE. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

         (s) NO PARTNERSHIP. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any debts or obligations of the other, it being the intention of the parties merely to create the relationship of seller and purchaser with respect to the Property to be conveyed as contemplated hereby.

         (t) CONFIDENTIALITY. Without limiting the provisions of the Confidential-ity Agreement, each of Seller and Purchaser agrees that it shall keep the contents of this Agreement and the transactions contemplated hereby confidential until February 7, 2000. Notwithstanding the foregoing, Seller and Purchaser may disclose the contents of this Agreement and the transactions contemplated hereby to their respective agents, representatives, employees, consultants and legal counsel, and Purchaser also may disclose the contents of this Agreement and the transactions contemplated hereby to (i) potential lenders, (ii) potential parties who may participate in the ownership of the Property with Purchaser, and (iii) potential parties who may participate in a lease, sale/leaseback or sublease transaction of the Property with Purchaser.

         (u) RELEASE. By proceeding with this transaction following the expiration of the Due Diligence Period and Closing the transaction, Purchaser shall be deemed to have made its own independent investigation of the Property, the Information and the presence of Hazardous Materials (hereinafter defined) on the Property as Purchaser deems appropriate. Accordingly, subject to Seller's Warranties, the covenants to be performed by Seller prior to the Closing as expressly set forth in this Agreement and the satisfaction of Purchaser's conditions to the Closing set forth in SECTION 5(a), Purchaser, on behalf of itself and all of its officers, directors, shareholders, employees, representatives and affiliated entities (collectively, the "RELEASORS") as of the Closing, shall be deemed to, and shall have expressly waived and relinquished any and all rights and remedies Releasors may now or hereafter have against Seller, its successors and assigns, partners, shareholders, officer and/or directors (the "SELLER PARTIES"), whether known or unknown, which may arise from or be related to (i) the physical condition, quality, quantity and state of repair of the Property and the prior management and operation of the Property, (ii) the Information, (iii) the Property's compliance or lack of compliance with any federal, state or local laws or regulations, and (iv) any past, present or future presence or existence of Hazardous Materials on, under or about the Property or with respect to any past, present or future violation of any rules, regulations or laws, now or hereafter enacted, regulating or governing the use, handling, storage or disposal of Hazardous Materials, including, without limitation, (i) any and all rights and remedies Releasors may now or hereafter have under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substance Control Act, Massachusetts General Laws, Chapter 21C and Massachusetts General Laws, Chapter 21E, all as amended, and any similar state, local or federal environmental law, rule or regulation, and (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. Section 9607). As used herein, the teRM "HAZARDOUS MATERIAl(s)" includes, without limitation, any hazardous or toxic materials substances or wastes, such as (1) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any state or local governmental authority, or any agency of the United States government, (2) any other material, substance, or waste which is defined or regulated as a hazardous material, extremely hazardous material, hazardous waste or toxic substance pursuant to any laws, rules, regulations or orders of the United States government, or any state or local governmental body, (3) asbestos, (4) petroleum and petroleum based products, (5) formaldehyde, (6) polychlorinated biphenyls (PCBs), and (7) freon and other chlorofluorocarbons. The provisions of this SECTION 17(u) shall survive the Closing.

                  (v) Section 1031 Exchange. Seller may consummate the sale of the Property as part of a so-called like kind exchange (the "EXCHANGE") pursuant to Section 1031 of the Code, provided that any such exchange transaction, and the related documentation, shall: (i) be at the sole cost and expense of Seller,
(ii) not require Purchaser to execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to third parties, (iii) not cause Purchaser to be liable or potentially liable for any environmental conditions affecting property other than the Property, (iv) not delay the closing of the transaction contemplated by this Agreement, (v) not include Purchaser's acquiring title to any property other than the Property or otherwise becoming involved in a transaction with third party, and (vi) not otherwise be contrary to or inconsistent with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, Purchaser is not to incur any, and Seller shall reimburse, indemnify and hold Purchaser harmless from, any and all costs, expenses and liabilities incurred solely from Purchaser's accommodation of such tax deferred exchange, including, without limitation, reasonable attorneys' fees, and any title or escrow fees or expenses. The obligations of Seller and Purchaser under this SECTION 17(v) shall survive the Closing and shall not be merged therein.

                  (w) WAIVER OF JURY TRIAL. To the extent permitted by applicable law, the parties hereby waive any right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

                  (x) NO PERSONAL LIABILITY. Notwithstanding anything stated to the contrary herein, Seller's liability under this Agreement shall be limited to Seller's interest in the Property and the proceeds therefrom and neither Seller, Seller's asset manager, nor Seller's partners, nor any member, director, employee, or agent of any of the foregoing shall have any personal liability hereunder. The provisions of this SECTION 17(x) shall survive the Closing or earlier termination of this Agreement.

                  (y) REPORTING. Seller shall satisfy any reporting requirements arising under Section 6405 of the Code. The provisions of this Section 17(y) shall survive the Closing.

                          [SEE SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first above written.

                                   SELLER:

                                   BEST PROPERTY FUND, L.P., a Delaware
                                   limited partnership

                                   By: BBS INVESTORS II, a Delaware general
                                       partnership, its general partner

                                   By: SCHREIBER DEVELOPMENTS, LLC,
                                       a California limited liability company, a
                                       general partner

                                       By: /s/ Charles J. Schreiber, Jr.
                                           ------------------------------
                                           Charles J. Schreiber, Jr.,
                                           Manager

                                       PURCHASER:

                                       PRAECIS PHARMACEUTICALS IN
                                       CORPORATED

                                       By: /s/ Malcolm L. Gefter
                                           ------------------------------
                                           Name:
                                           Title:

         Escrow Agent hereby acknowledges receipt of the Initial Downpayment, subject to collection, and agrees to serve as escrow agent in accordance with the provisions of this Agreement.

                                            OWN RUDNICK FREED & GESMER, P.C.

                                            By:  /s/ Edward S. Hershfield
                                                 ----------------------------
                                                 Edward S. Hershfield, Member

                      EXHIBIT A - LEGAL DESCRIPTION OF LAND

                                    EXHIBIT A


A certain parcel of land off Winter Street, in Waltham, Middlesex County, Massachusetts, shown as Lot 9 on Land Court Plan No. 30618E, a copy of a portion of which is filed with the Middlesex South Registry District of the Land Court with Certificate of Title No. 214324 in Registration Book 1201, Page 174.

Together with the benefit of rights reserved in Easement dated July 14, 1997, filed as Document No. 1036276, and recorded in Book 27478, Page 136; as affected by Utility Easement from owners of Lots 2 and 3 on Land Court Plan #30618C and Lots 2, 3, B and C on Plan #669 of 1997, to Boston Edison Company and New England Telephone and Telegraph Company, d/b/a Bell Atlantic, dated August 27, 1998, filed as Document No. 1078157; as further affected by Reciprocal Access and Utility Easement dated March 25, 1999, filed as Document No. 1101665 and recorded March 26, 1999, as Instrument No. 503.

Together with the benefit of grant and reservation recited in Reciprocal Access and Utility Easement with the owner of Lots 5 and 6 on Land Court Plan No. 30618D dated March 31, 1998, filed as Document No. 1061070, and recorded in Book 28405, Page 421, affecting areas shown as "Reserved Easement Area" on a plan entitled "Easement Plan of Land in Waltham, Massachusetts," dated March 30, 1998, recorded therewith; as affected by First Amendment to Reciprocal Access and Utility Easement and to Reciprocal Easement Agreement dated September 10, 1998, filed as Document No. 1079645, and recorded in Book 29108, Page 346; as further affected by Reciprocal Access and Utility Easement dated March 25, 1999, filed as Document No. 1101665 and recorded March 26, 1999, as Instrument No. 503, and by Reciprocal Easement Agreement dated March 25, 1999, filed as Document No. 1101666.

Together with the benefit of Reciprocal Easement Agreement with the owner of Lots 5 and 6 on Land Court Plan No. 30618D dated March 31, 1998, filed as Document No. 1061071, and recorded in Book 28405, Page 443, affecting areas shown on a plan entitled "Easement Plan of Land in Waltham, Massachusetts," dated March 30, 1998, recorded therewith; as affected by First Amendment to Reciprocal Access and Utility Easement and to Reciprocal Easement Agreement dated September 10, 1998, filed as Document No. 1079645, and recorded in Book 29108, Page 346; as further affected by Reciprocal Easement Agreement dated March 25, 1999, filed as Document No. 1101666.

Together with the benefit of Reciprocal Easement Agreement with the owner of Lot 8 on Land Court Plan No. 30618E dated March 10, 1999, filed as Document
No. 1099963.

Together with the benefit of Reciprocal Access and Utility Easement Agreement with the owner of Lot 8 on Land Court Plan No. 30618E dated March 10, 1999, filed as Document No. 1099964, and recorded March 10, 1999, as Instrument No. 1121; as further affected by Reciprocal Access and Utility Easement dated March 25, 1999, filed as Document No. 1101665 and recorded March 26, 1999, as Instrument No. 503.

Together with the benefit of Reciprocal Access and Utility Easement dated March 25, 1999, filed as Document No. 1101665 and recorded March 26, 1999, as Instrument No. 503.

Together with the benefit of Reciprocal Easement Agreement dated March 25, 1999, filed as Document No. 1101666.

Together with the benefit of Mutual Covenants agreement dated March 25, 1999, filed as Document No. 1101667.

Together with the benefit of Landscape License Agreement dated March 25, 1999, filed as Document No. 1101668.

                            EXHIBIT B - SELLER'S WORK

I.       DEFINITIONS

         The following terms shall have the meanings specified in this Section when used in this EXHIBIT B (the meanings specified are applicable to both the singular and plural):

         APPLICABLE LAWS" shall mean all applicable federal, state and local laws, codes, ordinances, rules, regulations, standards or orders of any public authority having jurisdiction over the Property, including building, health, labor, safety, licensing, environmental or zoning laws, codes, ordinances, rules, regulations, standards or orders of any such public authority.

         ARCHITECT" shall mean Jung/Brannen Associates, Inc., who shall be responsible for the design of the Seller's Work on behalf of Seller, pursuant to the Design Contract (as hereinafter defined).

         "CONSTRUCTION CONTRACT" shall mean the construction contract dated as of April 13, 1999 by and between Seller or its affiliates or agents and the Contractor for the construction of the Seller's Work, as such construction contract may be amended from time to time; provided, however, that no such amendment shall affect Contractor's warranties set forth therein.

         "CONTRACTOR" shall mean John Moriarty & Associates, Inc., the general contractor who will be responsible for constructing the Seller's Work on behalf of Seller pursuant to the Construction Contract.

         "DESIGN CONTRACT" shall mean the design contract entered into by and between Seller or its affiliates or agents and the Architect for the design of the Seller's Work, as such design contract may be amended; provided, however, that no such amendment shall affect Architect's warranties set forth therein.

         "EVENT OF FORCE MAJEURE" shall mean labor disputes, fire, unusual delays in deliveries, unavoidable conditions or other causes beyond the Contractor's control, or other causes which the Architect determines may justify delay. "PLANS AND SPECIFICATIONS" shall mean the drawings, plans and written requirements prepared by the Architect or engineers or other consultants which describe improvements to be constructed at the Property and which have been delivered to Purchaser prior to the date of this Agreement, and which are listed on SCHEDULE 1 hereto.

         "RECORD DRAWINGS" shall mean, collectively, the Plans and Specifications, together with all Addenda (hereinafter defined) approved by Seller, all Seller Initiated Change Orders (hereinafter defined) approved by Seller and all Purchaser Initiated Change Orders (hereinafter defined) approved by Seller.

         "SELLER'S WORK" shall mean all labor, materials, equipment and services, or any portion thereof, that are indicated on or are reasonably inferable from the Record Drawings, or that are required in accordance with any Applicable Law now in effect including, but not limited to, all types and quantities of components, items, systems, materials and methods of construction.

         "SUBCONTRACTOR" shall mean any subcontractor or supplier in privity with the Contractor at any tier.

II.      SELLER'S DUTIES AND RESPONSIBILITIES

         Seller shall be responsible for the following duties and responsibilities:

         1. Seller shall oversee the Contractor who shall cause the Seller's Work to be constructed in accordance with the Record Drawings.

         2. Seller shall provide construction and design administration services and coordinate all portions of the Seller's Work (provided that Seller shall not have responsibility for or have control over the construction means, methods, techniques, sequences and procedures affecting the Seller's Work).

         3. Seller shall take all other actions reasonably necessary to perform its obligations as set forth in this EXHIBIT B.

         4. Seller shall oversee the efforts of the Contractor who shall establish and implement adequate procedures for processing and approval of shop drawings, product data, samples and other submittals.

         5. Seller shall oversee the efforts of the Contractor who shall maintain appropriate record copies of all subcontracts, drawings, specifications, Addenda, Seller Initiated Change Orders, Purchaser Initiated Change Orders and other modifications in good order. Seller shall monitor the efforts of the Contractor who shall mark-up the Plans and Specifications to reflect changes as they occur which shall be turned over to Seller upon completion of the Seller's Work.

         6. Seller shall monitor the Contractor's management of the performance of Subcontractors.

         7. Seller shall coordinate inspections by the Architect with the Contractor.

         8. Seller shall coordinate the efforts of Purchaser, the Architect and the Contractor in Punch List compilation. Seller shall monitor the efforts of the Contractor in the completion of the Punch List items.

         9. Seller shall secure from the Contractor all warranties and guaranties for the benefit of Purchaser, manuals, Record Drawings and keys upon final completion.

III.     INSPECTION AND ENTRY

         From and after the date of this Agreement, Purchaser and its agents shall have the right to enter onto the Property from time to time during construction to observe and inspect the Seller's Work; provided such entry shall be at the sole risk of Purchaser and that Seller shall not be liable in any way for any injury, loss or damage which may occur to any of the installations made or to property placed therein or for any delay in the delivery of the Property or the completion of the Seller's Work caused by such entry and installations. Purchaser shall cooperate with Seller in all respects and shall not interfere with construction activities of the Contractor in connection with the completion of the Seller's Work, and Purchaser shall immediately comply with any directive of Seller with respect to activities at the Property.

IV.      CHANGES IN THE WORK

         1.       ADDENDA AND SELLER INITIATED CHANGE ORDERS

         Seller may approve addenda and minor changes and substitutions, such as field changes to the Plans and Specifications (collectively, "ADDENDA") and may approve change orders to the Plans and Specifications proposed by Seller, Architect and/or Contractor ("SELLER INITIATED CHANGE ORDERS"); provided, however, that the same (A) do not modify the Plans and Specifications in any material respect, unless Purchaser has granted (or has been deemed to have granted) its prior written approval, which may be granted or withheld in Purchaser's sole discretion; (B) do not reduce the scope, quality, quantity, function or intent of Seller's Work as specified in the Plans and

         Specifications, unless Purchaser has granted its prior written approval, which may be granted or withheld in Purchaser's sole discretion; and (C) do not otherwise change the quality of the Seller's Work, unless Purchaser has granted (or has been deemed to have granted) its prior written approval, which approval shall not be unreasonably withheld or delayed. If Seller requests Purchaser's written approval pursuant to this SECTION (IV)(1), Purchaser shall respond to any such request within seven (7) days. If such response is a refusal to grant approval, it shall contain Purchaser's reasons for refusing to grant the requested approval. If Purchaser fails to respond to any such request for written approval within such seven (7) days period, as a result of such failure, Purchaser shall be deemed to have granted its prior written approval as requested by Seller.

         2.       PURCHASER INITIATED CHANGE ORDERS

         A. Purchaser acknowledges that the Plans and Specifications do not include tenant improvements, amenity spaces, signs, directories, decorations, fixtures or other upgrades. Except as otherwise provided herein, no extra work (including, without limitation, increases in the scope of the Seller's
                  Work) or changes in the Seller's Work requested by Purchaser ( "PURCHASER'S INITIATED CHANGE") shall be made except in accordance with a duly issued written change order authorizing such Purchaser Initiated Change ("PURCHASER INITIATED CHANGE ORDER"), notwithstanding the course of dealing between, or the course of performance of, the parties or industry standards. No work under a Purchaser Initiated Change Order shall be carried out unless Seller has received funds from Purchaser to fund any such Purchaser Initiated Change Order. Any such funds shall be conclusively deemed to be fully earned when the work to be performed pursuant to such Purchaser Initiated Change Order is completed, and shall not be subject to refund or offset under any other circumstances, unless Seller defaults in its obligations under this Agreement. All Purchaser Initiated Change Orders shall be executed in writing by Purchaser and Seller and Seller may elect to execute or not execute any such Purchaser Initiated Change Order, in Seller's sole discretion, except that Seller shall not unreasonably refuse to execute any such Purchaser Initiated Change Order which (i) improves the Improvements; (ii) does not delay the performance of the Seller's Work or require new licenses, permits or approvals or resubmission or modification of existing licenses, permits or approvals; and (iii) does not require the removal of any of the components of the Seller's Work in the event the Improvements are used as an office building.

         B. In connection with any Purchaser Initiated Change, Seller shall submit, in writing, to Purchaser, a proposed Purchaser Initiated Change Order for accomplishing such Purchaser Initiated Change, which proposed Purchaser Initiated Change Order shall reflect the change in the amount due to the Contractor pursuant to the Construction Contract and in addition shall indicate the additional construction time, if any, due to such proposed Purchaser Initiated Change. Purchaser shall respond to such proposed Purchaser Initiated Change Order within five (5) days following receipt.

         V.       CHANGES IN SCHEDULE

                  1.       SCHEDULE

                  Seller has provided Purchaser with a construction schedule, prepared by the Contractor, detailing the scheduling and timing of the Seller's Work, and indicating a Final Completion date prior to September 1, 2000 ( "SCHEDULE"), it being understood that the Schedule shall be updated by Seller from time to time to reflect the actual progress of construction.

         2.       SUBSTANTIAL COMPLETION

                  Seller shall provide Purchaser not less than sixty (60) days prior written notice of the anticipated date of Final Completion (hereinafter defined). When Seller has achieved Substantial Completion (as defined in the Construction Contract) of the Seller's Work, Seller shall cause the Architect to issue a certificate of Substantial Completion with a copy to Purchaser. No later than two (2) Business Days following Purchaser's receipt of such certificate of Substantial Completion, Purchaser and Seller shall jointly inspect the Seller's Work with the Architect. No later than three (3) Business Days after such inspection, the Architect shall prepare a list of all purported nondeminimus discrepancies between the Record Drawings and the Seller's Work as constructed ( "PUNCH LIST"), and shall deliver such list to Seller and Purchaser. If Seller or Purchaser contest the inclusion of any item in, or the omission of any item from, the Punch List, then during the next four (4) Business Day period, Seller, Purchaser and the Architect shall cooperate in good faith to finalize the Punch List. In the event that despite such cooperation, Seller, Purchaser and the Architect are unable to finalize the Punch List, then any disputes regarding the inclusion of any item in, or the omission of any item from, the Punch List shall be determined as follows: (A) Disputes involving items having a cumulative value, as estimated by the Architect, not in excess of $25,000, shall be determined by the Architect within five (5) Business Days following such four (4) Business Day period. (B) Disputes involving items having a cumulative value as estimated by the Architect, in excess of $25,000, shall be determined within five (5) Business Days following such four (4) Business Day period by Peter Barber, presently of Northland Development Corporation ("INITIAL ARBITRATOR") or Robert M. Keeley, presently of Diversified Project Management ("SECONDARY ARBITRATOR"), if the Initial Arbitrator is not available. The Architect shall submit matters to the Initial Arbitrator or the Secondary Arbitrator. All decisions of the Architect, Initial Arbitrator and Secondary Arbitrator pursuant to this SECTION V(2) shall be binding and conclusive. After the Punch List is finalized pursuant to this SECTION V(2), Seller shall proceed to cause the Punch List to be completed as soon as reasonably practicable after Substantial Completion All costs and expenses incurred with respect to the Initial Arbitrator or the Secondary Arbitrator shall be shared equally between Seller and Buyer.

         3.       FINAL COMPLETION

                  Final completion of the Seller's Work shall mean the date on which the last of the following shall have occurred:

                  (a) The completion of the Punch List, as certified by the Architect.

                  (b) The submission to Purchaser by the Seller of the Record Drawings for the Seller's Work, along with all warranties and guaranties, manuals and keys.

                  (c) The submission to Purchaser by the Seller of final lien releases and waivers from the Contractor and, if available, all major Subcontractors, which releases and waivers may be conditioned on receipt of amounts due from Seller upon final completion of the Seller's Work.

                  (d) The removal from the Property by Seller of temporary facilities, tools and similar items.

                  (e) The issuance by the City of Waltham of a core and shell certificate of occupancy for the Seller's Work.

         Upon Final Completion, Seller shall notify Purchaser of the Closing Date in accordance with Section 4 of the Agreement.

         VI.      FINAL COMPLETION DATE

                  A. The Seller agrees to use commercially diligent efforts to cause Final Completion of the Seller's Work to be achieved on or before September 1, 2000, subject to Events of Force Majeure and Purchaser Initiated Change Orders.

                  B. If Final Completion is not achieved on or before September 1, 2000 (which date shall be extended for up to sixty (60) days for each day that the construction of the Seller's Work was delayed because of an Event of Force Majeure which date also shall be extended by one day for each day that the construction of the Seller's Work was delayed due to Purchaser Initiated Change Orders), then, as Purchaser's sole remedy on account of such delay (other than Purchaser's termination right set forth in SECTION 4 of this Agreement) for each day thereafter until Final Completion is achieved, the Purchase Price shall be reduced by $5,000 per day, provided, however, that if Purchaser shall elect not to exercise its right to terminate this Agreement as of December 31, 2000 (or such later date as Purchaser shall have the right to terminate this Agreement on account of Purchaser Initiated Change Orders), all as described in Section 4 of this Agreement, then the $5,000 per day reduction in the Purchase Price shall be tolled for thirty (30) days following Purchaser's election (or deemed election) not so to terminate this Agreement. Purchaser shall not lose the benefit of any Purchase Price reduction that already shall have accrued, and the $5,000 per day reduction shall recommence to accrue following such thirty (30) day period if Seller shall not then have achieved Final Completion of the Seller's Work.

                                  SCHEDULE 1 -

                            PLANS AND SPECIFICATIONS

                  PROJECT BULLETINS/CHANGES AND CLARIFICATIONS
                       TO PROJECT PLANS AND SPECIFICATIONS


                BULLETIN
                 NUMBER    DATE              TO                           FROM                     REFERENCES AND ATTACHMENTS
                --------------------------------------------------------------------------------------------------------------------

SPECIFICATIONS

                          08/05/99                                John G.  Crowe Associates  Specifications - Base Building - Shell
                                                                                                & Core Only Vol.  1
                          08/05/99                                John G.  Crowe Associates  Specifications - Base Building - Shell
                                                                                                & Core Only Vol.  2
                          08/20/99                                John G.  Crowe Associates  Site Preparation Binder
                          08/23/99                                John G.  Crowe Associates  CD Set L1 - L10 (L6 revised 10/26/99)
ARCHITECTURAL

                    1     08/31/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 2R (revised)
                    2     08/31/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 3A, 3B, 3C, 3D
                    3     08/31/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 4A, 4B, 4C
                    4     09/03/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 5A, 5B, 5C
                    5     09/03/99  John Moriarty & Associates    Jung Brannen Associates    Faxed sketch from JMA
                    8     10/07/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 8
                    9     10/22/99  John Moriarty & Associates    Jung Brannen Associates    None
                   10     10/25/99  John Moriarty & Associates    Jung Brannen Associates    SKS - 101499 - 1, 2, 3
                   11     10/27/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 9; AHA Sketch dated 10/26/99
                   12     10/27/99  John Moriarty & Associates    Jung Brannen Associates    Superceded by bulletin #17
                   13     11/02/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 11
                   14     11/22/99  John Moriarty & Associates    Jung Brannen Associates    None
                   15     12/01/99  John Moriarty & Associates    Jung Brannen Associates    P - 3 and P - 4 revision 2; 11/23/99
                   16     12/01/99  John Moriarty & Associates    Jung Brannen Associates    None
                   17     12/08/99  John Moriarty & Associates    Jung Brannen Associates    SKA - 10; SKE - 6 - 9 incl.;
                                                                                               SKH - 2 - 4 incl.; SKFP - 1 & 2
                 None     09/29/99                                Jung Brannen Associates    SKA - 7
ENGINEERS

                          10/18/99  Jung Brannen Associates       McNamara/Salvia            Sketches for canopy

                          11/05/99  Jung Brannen Associates/      McNamara/Salvia            Marked up plan showing corrected
                                      John Moriarty & Associates                               dimensions for the second floor
                                                                                               opening.
OTHER

                    A     09/09/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 1 - 5
                    B     09/13/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 6 - 9
                    C     09/13/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 10 - 11
                    D     09/30/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 12, 13
                    E     10/05/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 14 - 19
                    F     10/05/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 20 - 21
                    G     10/05/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 22
                    H     11/10/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 23 - 27
                    I     12/02/99  John Moriarty & Associates    John G. Crowe Associates   SKL - 28
                    J     01/05/00  John Moriarty & Associates    John G. Crowe Associates   SKL - 29 - 31



DWG            TITLE                                      DATED       REC'D       ISSUED BY             COMMENTS

CIVIL
C-1            Title Sheet                                2-Apr-98    23-Aug-99   John G. Crowe
L-1            Existing Conditions Plan                   2-Apr-98    23-Aug-99   John G. Crowe
L-2            Existing Conditions Plan                   2-Apr-98    23-Aug-99   John G. Crowe
L-3            Proposed Grading & Material Plan           2-Apr-98    23-Aug-99   John G. Crowe
L-4            Proposed Drainage & Utility Plan           2-Apr-98    23-Aug-99   John G. Crowe
L-5            Proposed Layout Plan                       2-Apr-98    23-Aug-99   John G. Crowe
L-6            Site Planting Plan                         2-Apr-98    23-Aug-99   John G. Crowe
L-7            Site Details                               2-Apr-98    23-Aug-99   John G. Crowe
L-8            Site Details                               2-Apr-98    23-Aug-99   John G. Crowe
L-9            Site Details                               2-Apr-98    23-Aug-99   John G. Crowe
L-10           Site Details                               2-Apr-98    23-Aug-99   John G. Crowe
GENERAL NOTES:

               First set
               Second Set:  19-Jul-99
               Third Set:  23-Aug-99

ARCHITECTURAL

A-001          Drawing list, Abbreviations, Desig's,      27-May-99   5-Aug-99    Jung/Brannen
                 Notes, Symbols & Code Sum
A-100          Basement Plan                              27-May-99   5-Aug-99    Jung/Brannen
A-101          First Floor Plan                           27-May-99   5-Aug-99    Jung/Brannen
A-102          Second Floor Plan                          27-May-99   5-Aug-99    Jung/Brannen
A-103          Third Floor Key Plan                       27-May-99   5-Aug-99    Jung/Brannen
A-104          Roof Plan                                  27-May-99   5-Aug-99    Jung/Brannen
A-201          Building Elevations                        27-May-99   5-Aug-99    Jung/Brannen
A-202          Typ. Enlarged Building Elevation           27-May-99   5-Aug-99    Jung/Brannen
A-203          Enlarged Atypical building & Entrance      4-Jun-99    5-Aug-99    Jung/Brannen
                 Elevation
A-211          Building Sections                          27-May-99   4-Aug-99    Jung/Brannen          Not updated
A-301          Wall Sections                              27-May-99   5-Aug-99    Jung/Brannen
A-302          Wall Sections                              4-Jun-99    5-Aug-99    Jung/Brannen
A-401          Egress Stairs & Corridors:  Plans &        4-Jun-99    5-Aug-99    Jung/Brannen
                 Sections
A-402          Egress Stair Plans:  Sections & Details    4-Jun-99    5-Aug-99    Jung/Brannen
A-411          Elevator Core. Cabs & Machine Rm:          4-Jun-99    5-Aug-99    Jung/Brannen
                 Plans, Sections & Details

A-421          First Floor Bathrooms & Locker Rooms:      27-May-99   5-Aug-99    Jung/Brannen
                 Plans, RCP's & Elevations
A-422          Second & Third Floor Bathrooms:  RCP's     4-Jun-99    5-Aug-99    Jung/Brannen
                 & Elevations
A-431          Atrium/Lobby:  First Floor Plan            4-Jun-99    5-Aug-99    Jung/Brannen
A-432          Atrium/Lobby:  Second & Third Floor Plan   4-Jun-99    5-Aug-99    Jung/Brannen
A-433          Atrium/Lobby:  First Floor Reflected       4-Jun-99    5-Aug-99    Jung/Brannen
                 Ceiling Plan
A-434          Atrium/Lobby:  Second & Third Floor RCP    4-Jun-99    5-Aug-99    Jung/Brannen
A-435          Atrium/Lobby:  Skylight Plan & Section     4-Jun-99    5-Aug-99    Jung/Brannen
A-436          Atrium/Lobby:  Section/Elevation           4-Jun-99    5-Aug-99    Jung/Brannen
A-437          Atrium/Lobby:  Section/Elevation           16-Jul-99   5-Aug-99    Jung/Brannen
A-438          Atrium/Lobby:  Elevations                  16-Jul-99   5-Aug-99    Jung/Brannen
A-439          Atrium/Lobby:  Elevations                  16-Jul-99   16-Jul-99   Jung/Brannen          Not updated
A-441          Rear Entrance & Corridor                   4-Jun-99    5-Aug-99    Jung/Brannen
A-451          Building Conference & Cafe                 16-Jul-99   5-Aug-99    Jung/Brannen
A-501          Exterior Details                           27-May-99   5-Aug-99    Jung/Brannen
A-502          Exterior Details                           4-Jun-99    5-Aug-99    Jung/Brannen
A-503          Exterior Details                           5-Aug-99    5-Aug-99    Jung/Brannen
A-504          Exterior Details                           5-Aug-99    5-Aug-99    Jung/Brannen
A-601          Door & Hardware Schedule:  Door Frame      4-Jun-99    5-Aug-99    Jung/Brannen
                 types: Details

A-801          Finish Schedule                            4-Jun-99    5-Aug-99    Jung/Brannen
A-901          Interior/Exterior - Details                4-Jun-99    5-Aug-99    Jung/Brannen
A-902          Atrium/Lobby - Details                     16-Jul-99   5-Aug-99    Jung/Brannen
A-903          Interior/Exterior - Details                16-Jul-99   5-Aug-99    Jung/Brannen
A-904          Interior/Exterior - Details                16-Jul-99   5-Aug-99    Jung/Brannen


DWG            TITLE                                      DATED       REC'D       ISSUED BY             COMMENTS

A-905          Atrium/Lobby - Details                     5-Aug-99    5-Aug-99    Jung/Brannen

STRUCTURAL

S-100          General Notes I                            27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-101          General Notes II                           27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-200          Basement Foundation Plan                   27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-201          First Floor Plan                           27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-202          Second Floor Plan                          27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-203          Third Floor Plan                           27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-204          Roof Plan                                  27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-300          Column Schedule                            27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-301          Brace Frame Elevations                     27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-400          Concrete Details I                         27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-401          Concrete Details II                        27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-402          Concrete Details III                       27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-403          Concrete Details IV                        27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-500          Steel Details I                            27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-501          Steel Details II                           27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-502          Steel Details III                          27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-503          Steel Details IV                           27-May-99   5-Aug-99    Jung/Brannen/MC/Sal
S-504          Steel Details V                            4-Jun-99    5-Aug-99    Jung/Brannen/MC/Sal


FIRE PROTECTION

FP-1           Fire Alarm System Legend Riser & Notes     4-Jun-99    5-Aug-99    AHA Consulting Eng.
FP-2           Fire Alarm Basement Plan                   4-Jun-99    5-Aug-99    AHA Consulting Eng.   5-Aug-99
FP-3           Fire Alarm First Floor Plan                4-Jun-99    5-Aug-99    AHA Consulting Eng.   5-Aug-99
FP-4           Fire Alarm Second Floor Plan               4-Jun-99    5-Aug-99    AHA Consulting Eng.
FP-5           Fire Alarm Third Floor Plan                4-Jun-99    5-Aug-99    AHA Consulting Eng.
FP-6           Enlarged Reflected Ceiling Plan            16-Jul-99   5-Aug-99    AHA Consulting Eng.


PLUMBING

P-1            Legends, Schedules & Diagrams              4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-2            Buried Piping Plan                         4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-3            Basement Plan                              4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-4            First Floor Plan                           4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-5            Second Floor Plan                          4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-6            Third Floor Plan                           16-Jul-99   2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-7            Roof  Plan                                 16-Jul-99   2-Sep-99    AHA Consulting Eng.   5-Aug-99
P-8            Riser Diagram                              16-Jul-99   2-Sep-99    AHA Consulting Eng.   5-Aug-99

GENERAL NOTES:
First set      4-Jun-99
Second Set     5-Aug-99

HVAC

H-1            HVAC Schedules, Notes and Legends          4-Jun-99    5-Aug-99    AHA Consulting Eng.
H-2            HVAC Details                               4-Jun-99    5-Aug-99    AHA Consulting Eng.
H-3            HVAC Basement Plan                         4-Jun-99    2-Sep-99    AHA Consulting Eng.
H-4            HVAC First Floor Plan                      4-Jun-99    5-Aug-99    AHA Consulting Eng.
H-5            HVAC Second Floor Plan                     4-Jun-99    5-Aug-99    AHA Consulting Eng.
H-6            HVAC Third Floor Plan                      4-Jun-99    5-Aug-99    AHA Consulting Eng.
H-7            HVAC Roof  Plan                            4-Jun-99    5-Aug-99    AHA Consulting Eng.


ELECTRICAL

E-1            Notes and Legands                          4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-2            Lighting Fixture Schedule & Detail         4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-3            Site Plan & Details                        4-Jun-99    5-Aug-99    AHA Consulting Eng.



DWG            TITLE                                      DATED       REC'D       ISSUED BY             COMMENTS

E-4            Basement Lighting Plan                     4-Jun-99    9-Sep-99    AHA Consulting Eng.   5-Aug-99
E-5            Basement Power Plan                        4-Jun-99    2-Sep-99    AHA Consulting Eng.   5-Aug-99
E-6            First Floor Lighting Plan                  4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-7            First Floor Power Plan                     4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-8            Second Floor Lighting Plan                 4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-9            Second Floor Power Plan                    4-Jun-99    4-Aug-99    AHA Consulting Eng.
E-10           Third Floor Lighting Plan                  4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-11           Third Floor Power Plan                     4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-12           Power Riser Diagram                        4-Jun-99    2-Sep-99    AHA Consulting Eng.   4-Jun-99
E-13           Electrical Schedules                       4-Jun-99    5-Aug-99    AHA Consulting Eng.
E-14           Electrical Schedules & Details             16-Jul-99   5-Aug-99    AHA Consulting Eng.

Specifications:


                      EXHIBIT C -PERMITTED TITLE EXCEPTIONS

                  (a) Any and all present and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders (including, without being limited to, any of the foregoing relating to zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any bureau, board, commission, legislature, department or other governmental body.

                  (b) The Contracts.

                  (c) Any state of facts existing as of the date of this Agreement which a personal inspection of the Property might disclose.

                  (d) Taxes, water charges, sewer rents and assessments, subject to adjustment as provided in this Agreement.

                  (e) Any lien or encumbrance encumbering the Property as to which Seller shall deliver to Purchaser, or Purchaser's title company, if any, at or prior to the Closing (or after the Closing in accordance with customary conveyancing practices), proper instruments, in recordable form, canceling such lien or encumbrance, together with any other instruments necessary thereto and the cost of recording and canceling the same.

                  (f) Variations between the tax lot lines and the record lines.

                  (g) Any Additional Exceptions that, pursuant to the terms of
         SECTION 10 of this Agreement, shall be or be deemed to be Permitted Title Exceptions.

                  (h) All matters set forth in First American Title Insurance Company Policy No. 20344472 other than those evidencing Financial Encumbrances.

                  (i) Proposed Easement and Maintenance Agreement between Seller and Massachusetts Wellness & Fitness, L.L.C.

                      EXHIBIT D - CONTRACTS AND AGREEMENTS

1. Reciprocal Access and Utility Easement dated March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101665 and recorded with the Middlesex South District Registry of Deeds on March 26, 1999 as Instrument No. 503.

2. Reciprocal Easement Agreement dated March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101666.

3. Mutual Covenants agreement dated March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101667.

4. Landscape License Agreement dated March 25, 1999 between Seller and Polaroid Corporation, filed with the South Registry District of Middlesex County as Document No. 1101668.

5. Agreement regarding the apportionment of real estate taxes between Polaroid Corporation and Seller, a copy of which has been delivered to Purchaser.

                           EXHIBIT E - LIST OF PERMITS

/ / Form A Approval - plans approved by City of Waltham Board of Survey and Planning 3/4/99

/ / MEPA confirmation that no review is required - see advisory opinion from EOEA/MEPA office dated 3/5/99

/ / DEP Division of Watershed Management - Negative Determination relative to the applicability of the NPDES program (i.e. proposed development does not constitute a storm water discharge within the ORW) - see letter dated 7/2/99

/ / Waltham Conservation Commission (Ch. 131) Negative Determination of Applicability - executed 7/6/99

/ /  DEP - Notification Prior to Construction or Demolition (7/16/99)

/ / City of Waltham Permit to Build - Site Preparation (7/12/99)

/ / City of Waltham Sewer Connection Permit

/ / City of Waltham Permit to Build - Construction of Office Building (8/25/99)

[Receipt of deposit of $1,000,000.00 into account of Brown, Rudnick, Freed & Gesmer.

Photocopy of check in the amount of $1,000,000.00 from PRAECIS PHARMACEUTICALS INCORPORATED to Brown, Rudnick, Freed & Gesmer signed by Malcolm L. Gefter and Kevin F. McLaughlin.]

                            BEST PROPERTY FUND, L.P.
                         Bren Schreiber Properties, Inc.
                          125 Summer Street, Suite 1640
                                Boston, MA 02110

                                     January 14, 2000

PRAECIS PHARMACEUTICALS INCORPORATED
One Hampshire Street
Cambridge, MA  02139

Attention:  Mr. Kevin F. McLaughlin, Chief Financial Officer

RE: LETTER AGREEMENT PURSUANT TO PROPERTY LOCATED AT 830 WINTER STREET, WALTHAM MA (THE "PROPERTY")

Dear Mr. McLaughlin:

                  Praecis Pharmaceuticals Incorporated ("Praecis") and Best Property Fund, L.P. ("Best") have executed that certain Contract of Sale dated January 14, 2000 (the "Contract") regarding the Property. Praecis and Best mutually acknowledge the desirability of entering into a supplemental agreement with respect to construction change orders by Praecis pursuant to current construction being undertaken by Best at the Property.

                  The letter ("Letter Agreement") shall constitute an agreement between Praecis and Best to proceed with reasonable diligence and good faith to negotiate and execute a binding agreement pursuant to change orders (the "Change Order Agreement") by February 7, 2000 ("Target Date"). The Change Order Agreement may be a separate agreement or an amendment to the Contract as determined by the parties. In no event shall failure of the parties to agree on or enter into the Change Order Agreement serve to nullify, change, modify or otherwise affect in any way the agreement between the parties in the Contract.

                                       BREN SCHREIBER PROPERTIES, INC., as agent for BEST PROPERTY FUND, L.P.

                                       By: /s/ D.S. Hall
                                           -------------------------------------
                                           Name:   David S. Hall
                                           Title:  Development Manager


                                       PRAECIS PHARMACEUTICALS, INCORPORATED

                                       By: /s/ Kevin McLaughlin
                                           -------------------------------------
                                            Name:   Kevin McLaughlin
                                            Title:  Senior Vice President &
                                                    Chief Financial Officer

CC:
E. Hershfield, Esq.
M. Glazer P.C.
L. Owens
M. Lentz
J. Kerrigan

                       FIRST AMENDMENT TO CONTRACT OF SALE

         This first amendment ("FIRST AMENDMENT") is made as of February 7, 2000, by and among Best Property Fund, L.P., a Delaware limited partnership ("SELLER"); and Praecis Pharmaceuticals Incorporated, a Delaware corporation ("BUYER").

                               W I T N E S S E T H

         WHEREAS, Seller and Buyer have duly executed that certain Contract of Sale dated as of January 14, 2000 in connection with certain property commonly known as 830 Winter Street, Waltham, Massachusetts ("AGREEMENT"); and

         WHEREAS, Seller and Buyer desire to amend and modify the Agreement in the manner set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer agree that the Agreement shall be and hereby is amended as follows:

1. EXHIBIT B of the Agreement is hereby deleted in its entirety and the "EXHIBIT B" attached hereto shall be substituted in its stead.

2. Except as herein amended, the Agreement and all covenants, agreements, terms and conditions thereof shall remain and continue in full force and effect and hereby are in all respects ratified and confirmed.

3. The covenants, agreements, terms and conditions of the First Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4. This First Amendment shall not be changed orally, but only by writing signed by the party against whom enforcement thereof is sought.

5. This First Amendment may be executed in one or more counterparts, which collectively will constitute only one instrument.

                          [SEE SIGNATURES ON NEXT PAGE]

         IN WITNESS WHEREOF, the undersigned have executed this instrument under seal as of the date first above written.

                                       SELLER:

                                       BEST PROPERTY FUND, L.P., a Delaware
                                       limited partnership

                                       By: BBS INVESTORS II,  a Delaware general
                                           partnership, its general partner

                                       By: SCHREIBER
                                           DEVELOPMENTS, LLC, a California
                                           limited liability company, a
                                           general partner

                                           By: /s/ C.J. Schreiber
                                               ---------------------------------
                                               Charles J. Schreiber, Jr.
                                               Manager

                                       PURCHASER:

                                       PRAECIS PHARMACEUTICALS
                                       INCORPORATED

                                       By: /s/ Kevin F. Mclaughlin
                                           -------------------------------------
                                           Name:  Kevin F. McLaughlin
                                           Title:  Sr. V.P. and C.F.O.

                                    EXHIBIT B

                                  SELLER'S WORK

I.       DEFINITIONS

         The following terms shall have the meanings specified in this Section when used in this EXHIBIT B (the meanings specified are applicable to both the singular and plural):

         "APPLICABLE LAWS" shall mean all applicable federal, state and local laws, codes, ordinances, rules, regulations, standards or orders of any public authority having jurisdiction over the Property, including building, health, labor, safety, licensing, environmental or zoning laws, codes, ordinances, rules, regulations, standards or orders of any such public authority.

         "ARCHITECT" shall mean Jung/Brannen Associates, Inc., who shall be responsible for the design of the Seller's Work on behalf of Seller, pursuant to the Design Contract (as hereinafter defined).

         "CONSTRUCTION CONTRACT" shall mean the construction contract dated as of April 13, 1999 by and between Seller or its affiliates or agents and the Contractor for the construction of the Seller's Work, as such construction contract may be amended from time to time; provided, however, that no such amendment shall affect Contractor's warranties set forth therein.

         "CONTRACTOR" shall mean John Moriaty & Associates, Inc., the general contractor who will be responsible for constructing the Seller"s Work on behalf of Seller pursuant to the Construction Contract.

         "CORRECTION COSTS" shall mean all costs and expenses, including without limitation, all hard costs; construction management fees, remobilization fees and other soft costs; and lost rent (calculated on an assumed rental of $400,000 per month) that Seller reasonably estimates would be incurred or suffered by Seller if a Major Purchaser Initiated Change (hereinafter defined) is carried out, Purchaser then does not purchase the Property and Seller then must reconstitute the Improvements as an office building in accordance with the Plans and Specifications. Such costs and expenses shall include, without limitation, Seller's reasonable estimate of (i) all costs and expenses which would result from the required removal of certain non-reusable components of the Improvements which were added as a result of the Major Purchaser Initiated Change; (ii) all costs and expenses which would result from the reincorporation into the Improvements of certain components of the work set forth in the Plans and Specifications which were deleted from the

Seller's Work as a result of the Major Purchaser Initiated Change; and (iii) all lost rent Seller would suffer, at an assumed rate of $400,000 per month from (x) the date which is sixty (60) days after the date on which Seller reasonably estimates the Seller's Work would have been Finally Completed (as hereinafter defined) if no Purchaser Initiated Change Orders (hereinafter defined) had been executed and (y) the date on which Seller reasonably estimates the reconstitution of the Improvements as an office building in accordance with the Plans and Specifications would be Finally Complete (assuming that such reconstitution would not begin until the day after the date of the Closing set forth in this Agreement). Notwithstanding the foregoing, the portion of any such delay which also is the subject of a Letter of Credit shall not be included in the calculation of Correction Costs.

         "DESIGN CONTRACT" shall mean the design contract entered into by and between Seller or its affiliates or agents and the Architect for the design of the Seller's Work, as such design contract may be amended; provided, however, that no such amendment shall affect Architect's warranties set forth therein.

         "EVENT OF FORCE MAJEURE" shall mean labor disputes, fire, unusual delays in deliveries, unavoidable conditions or other causes beyond the Contractor's control which the Architect determines may justify delay.

         "LETTER OF CREDIT" shall mean a letter of credit on terms and from an issuing bank(s) acceptable to Seller and which otherwise satisfies the requirements set forth herein.

         If the Letter of Credit is being issued in connection with a Time Extending Purchaser Initiated Change (hereinafter defined), and the Time Extending Purchaser Initiated Change, together with any then executed Purchaser Initiated Change Orders, would, in Seller's reasonable estimation, result in a cumulative delay in the Final Completion of the Seller's Work of more than sixty
(60) days from the date on which Seller reasonably estimates the Seller's Work would have been Finally Completed if no Purchaser Initiated Change Orders had been executed, then the Letter of Credit shall be in an amount equal to the product of $13,333.00 multiplied by the number of days that Seller reasonably estimates the Final Completion of the Seller's Work would be so delayed beyond such sixty (60) day period.

         If the Letter of Credit is being issued in connection with a Major Purchaser Initiated Change, then the Letter of Credit shall be in an amount equal to the Correction Costs; plus, if the Major Purchaser Initiated Change, together with any then executed Purchaser Initiated Change Orders, would, in Seller's reasonable estimation, result in a cumulative delay in the Final Completion of the Seller's Work of more than sixty (60) days from the date on which Seller reasonably estimates the Seller's Work would have been Finally Completed if no Purchaser

Initiated Change Orders had been executed, then the amount of the Letter of Credit shall be increased by an amount equal to the product of $13,333.00 multiplied by the number of days that Seller reasonably estimates that the Final Completion of the Seller's Work would be so delayed beyond such sixty (60) day period.

         If the Closing occurs in accordance with the terms of this Agreement, each such Letter of Credit shall be returned to Purchaser. If Purchaser defaults in its obligations to purchase the Property under this Agreement, which default would entitle Seller to retain the Deposit as liquidated damages, then Seller may draw upon each Letter of Credit, and any funds drawn thereunder shall not be part of the Deposit or applied against any liquidated damages to be paid to Seller, shall be conclusively deemed to be fully earned by Seller and shall not be subject to refund or offset under any circumstances. Seller may not draw upon any Letter of Credit except as set forth in the preceding sentence.

         "PLANS AND SPECIFICATIONS" shall mean the drawings, plans and written requirements prepared by the Architect or engineers or other consultants which describe improvements to be constructed at the Property and which have been delivered to Purchaser prior to the date of this Agreement, and which are listed on SCHEDULE 1 hereto.

         "RECORD DRAWINGS" shall mean, collectively, the Plans and Specifications, together with all Addenda (hereinafter defined) approved by Seller, all Seller Initiated Change Orders (hereinafter defined) approved by Seller and all Purchaser Initiated Change Orders (hereinafter defined) approved by Seller.

         "SELLER'S WORK" shall mean all labor, materials, equipment and services, or any portion thereof, that are indicated on or are reasonably inferable from the Record Drawings, or that are required in accordance with any Applicable Law now in effect including, but not limited to, all types and quantities of components, items, systems, materials and methods of construction.

         "SUBCONTRACTOR" shall mean any subcontractor or supplier in privity with the contractor at any tier.

II.      SELLER'S DUTIES AND RESPONSIBILITIES

         Seller shall be responsible for the following duties and responsibilities:

         1. Seller shall oversee the Contractor who shall cause the Seller's Work to be constructed in accordance with the Record Drawings.

         2. Seller shall provide construction and design administration services and coordinate all portions of the Seller's Work (provided that Seller shall not have responsibility for or have control over the construction means, methods, techniques, sequences and procedures affecting the Seller's Work).

         3. Seller shall take all other actions reasonably necessary to perform its obligations as set forth in this EXHIBIT B.

         4. Seller shall oversee the efforts of the Contractor who shall establish and implement adequate procedures for processing and approval of shop drawings, product data, samples and other submittals.

         5. Seller shall oversee the efforts of the Contractor who shall maintain appropriate record copies of all subcontracts, drawings, specifications, Addenda, Seller Initiated Change Orders, Purchaser Initiated Change Orders and other modifications in good order. Seller shall monitor the efforts of the Contractor who shall mark-up the Plans and Specifications to reflect changes as they occur which shall be turned over to Seller upon completion of the Seller's Work.

         6. Seller shall monitor the Contractor's management of the performance of Subcontractors.

         7. Seller shall coordinate inspections by the Architect with the Contractor.

         8. Seller shall coordinate the efforts of Purchaser, the Architect and the contractor in Punch List compilation. Seller shall monitor the efforts of the Contractor in the completion of the Punch List items.

         9. Seller shall secure from the Contractor all warranties and guaranties for the benefit of Purchaser, manuals, Record Drawings and keys upon final completion.

III.     INSPECTION AND ENTRY

         From and after the date of this Agreement, Purchaser and its agents shall have the right to enter onto the Property from time to time during construction to observe and inspect the Seller's Work; provided such entry shall be at the sole risk of Purchaser and that Seller shall not be liable in any way for any injury, loss or damage which may occur to any of the installations made or to property placed therein or for any delay in the delivery of the Property or the completion of the Seller's Work caused by such entry and installations. Purchaser shall cooperate with Seller in all respects and shall not interfere with construction activities of the Contractor in connection with the completion of the Seller's Work, and Purchaser shall immediately comply with any directive of Seller with respect to activities at the Property.

IV.      CHANGES IN THE WORK

         1.       ADDENDA AND SELLER INITIATED CHANGE ORDERS

         Seller may approve addenda and minor changes and substitutions, such as field changes to the Plans and Specifications proposed by Seller, Architect and/or Contractor (collectively, "ADDENDA") and may approve change orders to the Plans and Specifications proposed by Seller, Architect and/or Contractor ("SELLER INITIATED CHANGE ORDERS"); provided, however, that the same (A) do not modify the Plans and Specifications in any material respect, unless Purchaser has granted (or has been deemed to have granted) its prior written approval, which may be granted or withheld in Purchaser's sole discretion; (B) do not reduce the scope, quality, quantity, function or intent of Seller's Work as specified in the Plans and Specifications, unless Purchaser has granted (or has been deemed to have granted) its prior written approval, which may be granted or withheld in Purchaser's sole discretion; and (C) do not otherwise change the quality of the Seller's Work, unless Purchaser has granted (or has been deemed to have granted) its prior written approval, which approval shall not be unreasonably withheld or delayed. If Seller requests Purchaser's written approval pursuant to this SECTION (IV)(1), Purchaser shall respond to any such request within seven (7) days. If such response is a refusal to grant approval, it shall contain Purchaser's reasons for refusing to grant the requested approval. If Purchaser fails to respond to any such request for written approval within seven (7) days period, as a result of such failure, Purchaser shall be deemed to have granted its prior written approval as requested by Seller.

         2.       PURCHASER INITIATED CHANGE ORDERS

                  A. Purchaser acknowledges that the Plans and Specifications do not include tenant improvements, amenity spaces, signs, directories, decorations, fixtures or other upgrades. Except as otherwise provided herein, no extra work (including, without limitation, increases in the scope of the Seller's
                           Work) or changes in the Seller's Work requested by Purchaser ("PURCHASER INITIATED CHANGE") shall be made except in accordance with a duly issued written change order executed by Seller and Purchase authorizing such Purchaser Initiated Change ("PURCHASER INITIATED CHANGE ORDER"), notwithstanding the course of dealing between, or the course of performance of, the parties or industry standards.

                  B. If Purchaser, from time to time, requests a Purchaser Initiated Change, Purchaser shall send Seller a written notice, setting forth, in reasonable detail, the changes in the Plans and Specifications, and the changes in the scope of the Seller's Work, which would be required by the Purchaser Initiated Change (each, a "PURCHASER INITIATED CHANGE NOTICE").

                  C. Within ten (10) business days after Seller receives a purchaser Initiated Change Notice, Seller shall send Purchaser a written notice (each a "SELLER PIC RESPONSE NOTICE") specifying whether, in Seller's reasonable determination, the Purchaser Initiated Change described in the Purchaser Initiated Change Notice is a "MINOR PURCHASER INITIATED CHANGE" (hereinafter defined), a "MAJOR PURCHASER INITIATED CHANGE" or a "TIME EXTENDING PURCHASER INITIATED CHANGE." Each Seller PIC Response Notice shall specify the reasons for Seller's determination.

                           A "Minor Purchaser Initiated Change" shall mean a Purchaser Initiated Change which Seller determines, in its reasonable discretion, (i) will not involve the incorporation into the Seller's Work of any components which will have to be removed in the event the Property is not purchased by Purchaser in order to reconstitute the Improvements as an office building in accordance with the Plans and Specifications; (ii) will not delay the Final Completion of the Seller's Work; (iii) will not require new licenses, permits or approvals or the resubmission or modification of existing licenses, permits or approvals; and (iv) will not involve the removal of any component of the work set forth in the Plans and Specifications which will need to be reincorporated into the Improvements in the event the Property is not purchased by Purchaser.

                           A "Major Purchaser Initiated Change" shall mean a Purchaser Initiated Change which Seller determines, in its reasonable discretion, (i) will involve the incorporation into the Seller's Work of any component which will have to be removed in the event the Property is not purchased by Purchaser in order to reconstitute the Improvements as an office building in accordance with the Plans and Specifications; or
                           (ii) will delay the Final Completion of the Seller's Work; or (iii) will require new licenses, permits or approvals or the resubmission or modification of existing licenses, permits or approvals; or (iv) will involve the removal of any component of the work set forth in the Plans and Specifications which will need to be reincorporated into the Improvements in the event the Property is not purchased by Purchaser.

                           A "Time Extending Purchaser Initiated Change" shall mean a Purchaser Initiated Change which Seller determines, in its reasonable discretion, will delay the Final Completion of the Seller's Work, but (i) will not involve the incorporation into the Seller's Work of any component which will have to be removed in the event the Property is not purchased by Purchaser in order to reconstitute the Improvements as an office building in accordance with the Plans and Specifications; (ii) will not require new licenses, permits or approvals or the resubmission or modification of existing licenses, permits or approvals; and (iii) will not involve the removal of any component of the work set forth in the Plans and Specifications which will need to be reincorporated into the Improvements in the event the Property is not purchased by Purchaser.

                  D. If a Seller PIC Response Notice indicates that a Purchaser Initiated Change is a Minor Purchaser Initiated Change, then said Seller PIC Response Notice shall be accompanied by a proposed Purchaser Initiated Change Order, which shall reflect (i) any change (positive or negative) in the amount due to the Contractor pursuant to the Construction Contract as a result of the Minor Purchaser Initiated Change; and (ii) any additional funds to be paid by Purchaser in connection with such Minor Purchaser Initiated Change, including, without limitation, all increased construction management fees and other soft costs to be incurred by Seller in connection with such Minor Purchaser Initiated Change.

                           If Purchaser receives such a proposed Purchaser Initiated Change Order, then Purchaser may elect either (i) to cause Seller to carry out the changes in the Seller's Work authorized in such proposed Purchaser Initiated Change Order by executing such proposed Purchaser Initiated Change order and returning it to Seller within five (5) business days after receipt, together with good funds equal to the total of any positive change in the amount due to the Contractor on account of such Purchaser Initiated Change Order and any additional funds to be paid to Seller, or (ii) to withdraw the applicable Minor Purchaser Initiated Change.

                           If Purchaser does not so execute and deliver the Purchaser Initiated Change Order and said funds, then Purchaser shall be deemed to have

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                           withdrawn the applicable Minor Purchaser Initiated
                           Change. If Purchaser does so execute and deliver the Purchaser Initiated Change Order and said funds, then, upon receipt (y) Seller shall execute the Purchaser Initiated Change Order, whereupon it shall become effective, and (z) any funds paid to Seller shall not be part of the Deposit or applied against any liquidated damages to be paid to Seller, shall be conclusively deemed to be fully earned by Seller when the work to be performed pursuant to such Purchaser Initiated Change Order is completed, and shall not be subject to refund or offset under any other circumstances, unless Seller defaults in its obligations under this Agreement. If such Purchaser Initiated Change Order indicates any negative change in the amount due to the Contractor, then, at the Closing, Purchase shall receive a credit against the Purchase Price equal to such amount.

                  E. If a Seller PIC Response Notice indicates that a Purchaser Initiated Change is a Time Extending Purchaser Initiated Change, then said Seller PIC Response Notice either shall indicate that Seller has elected, in its Sole discretion, not to carry out the changes in the Seller's Work which would be required by the Time Extending Purchaser Initiated Change or shall be accompanied by a proposed Purchaser Initiated Change Order. Any such proposed Purchaser Initiated Change Order shall reflect (i) any change (positive or negative) in the amount due to the Contractor pursuant to the Construction Contract as a result of the Time Extending Purchase Initiated Change; (ii) any additional funds to be paid by Purchaser in connection with such Time Extending Purchaser Initiated Change, including, without limitation, all increased construction management fees and other soft costs to be incurred by Seller in connection with such Time Extending Purchaser Initiated Change; (iii) the delay in the Final Completion of the Seller's Work which Seller reasonably estimates will result from the Time Extending Purchaser Initiated Change; and (iv) whether a Letter of Credit must be provided in connection with the Time Extending Purchaser Initiated Change, and, if so, the amount of such Letter of Credit. If Seller elects not to carry out the Time Extending Purchaser Initiated Change, it shall not be carried out.

                           If Purchaser receives such a proposed Purchaser Initiated Change Order, then Purchaser may elect either (i) to cause Seller to carry out the changes in the Seller's work authorized in such proposed Purchaser Initiated Change Order by executing such proposed Purchaser Initiated Change

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                           Order and returning it to Seller within five (5)
                           business days after receipt, together with good funds equal to the total of any positive change in the amount due to the Contractor on account of such Purchaser Initiated Change Order and any additional funds to be paid to Seller, and together with any Letter of Credit to be provided in connection with the Purchaser Initiated Change Order, or (ii) to withdraw the applicable Time Extending Purchaser Initiated Change.

                           If Purchaser does not so execute and deliver the Purchaser Initiated Change Order, said funds and any applicable Letter of Credit, then Purchaser shall be deemed to have withdrawn the applicable Time Extending Purchaser Initiated Change. If Purchaser does so execute and deliver the Purchaser Initiated Change Order, said funds and any applicable Letter of Credit, then, upon receipt (x) Seller shall execute the Purchaser Initiated Change Order, whereupon it shall become effective, (y) any funds paid to Seller shall not be part of the Deposit or applied against any liquidated damages to be paid to Seller, shall be conclusively deemed to be fully earned by Seller when the work to be performed pursuant to such Purchaser Initiated Change Order is completed, and shall not be subject to refund or offset under any other circumstances, unless Seller default in its obligations under this Agreement, and (z) any Letter of Credit and any funds resulting therefrom shall be retained by Seller in accordance with the provisions set forth in the definition of "Letter of Credit" in this EXHIBIT B. If such Purchaser Initiated Change Order indicates any negative change in the amount due to the Contractor, then, at the Closing, Purchaser shall receive a credit against the Purchase Price equal to such amount.

                  F. If a Seller PIC Response Notice indicates that a Purchaser Initiated Change is a Major Purchaser Initiated Change, then said Seller PIC Response Notice either shall indicate that Seller has elected, in its sole discretion, not to carry out the changes in the Seller's Work which would be required by the Major Purchaser Initiated Change (provided, however, that this option to not carry out such changes only shall be available to Seller if Seller determines, in its reasonable discretion, that the Major Purchaser Initiated Change will delay the Final Completion of the Seller's Work or will require new licenses, permits or approvals or the resubmission or modification of existing licenses, permits or approvals) or shall be accompanied by a proposed Purchaser Initiated Change Order. If


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                           Seller elects not to carry out the Major Purchase
                           Initiated Change Order, it shall not be carried out. Any such Proposed Purchaser Initiated Change Order shall reflect (i) any change (positive or negative) in the amount due to the Contractor pursuant to the Construction Contract as a result of the Major Purchaser Initiated Change; (ii) any additional funds to be paid by Purchaser in connection with such Major Purchaser Initiated Change, including, without limitation, all increased construction management fees and other soft costs incurred by Seller in connection with such Major Purchaser Initiated Change; (iii) the delay, if any, in the Final Completion of the Seller's Work which Seller reasonably estimates will result from the Major Purchaser Initiated Change; and (v) the amount of the Letter of Credit to be provided in connection with the Major Purchaser Initiated Change.

                           If Purchaser receives such a proposed Purchaser Initiated Change Order, then Purchaser may elect either (i) to cause Seller to carry out the changes in the Seller's Work authorized in such proposed Purchaser Initiated Change Order and returning it to Seller within five (5) business days after receipt, together with good funds equal to the total of any positive change in the amount due to the Contractor on account of such Purchaser Initiated Change Order and any additional funds to be paid to Seller, and together with the Letter of Credit to be provided in connection with the Purchaser Initiated Change Order or (ii) to withdraw the applicable Major Purchaser Initiated Change.

                           If Purchaser does not execute and deliver the Purchaser Initiated Change Order, said funds and the applicable Letter of Credit, then Purchaser shall be deemed to have withdrawn the applicable Major Purchaser Initiated Change. If Purchaser does so execute and deliver the Purchaser Initiated Change Order, said funds and the applicable Letter of Credit, then, upon receipt, (x) Seller shall execute the Purchaser Initiated Change Order, whereupon it shall become effective, (y) any funds paid to Seller shall not be part of the Deposit or applied against any liquidated damages to be paid to Seller, shall be conclusively deemed to be fully earned by Seller when the work to be performed pursuant to such Purchaser Initiated Change Order is completed, and shall not be subject to refund or offset under any other circumstances, unless Seller defaults in its obligations under this Agreement, and (z) the Letter of Credit and any funds resulting therefrom, shall be retained by Seller in accordance with the provisions set forth in

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



                           the definition of "Letter of Credit" in this EXHIBIT
                           B. If such Purchaser Initiated Change Order indicates any negative change in the amount due to the Contractor, then, at the Closing, Purchaser shall receive a credit against the Purchase Price equal to such amount.

V.       CHANGES IN SCHEDULE

         1.       SCHEDULE

         Seller has provided Purchaser with a construction schedule, prepared by the Contractor, detailing the scheduling and timing of the Seller's Work, and indicting a Final Completion date prior to September 1, 2000 ("SCHEDULE"), it being understood that the Schedule shall be updated by Seller from time to time to reflect the actual progress of constructions.

         2.       SUBSTANTIAL COMPLETION

         Seller shall provide Purchaser not less than sixty (60) days prior written notice of the anticipated date of Final Completion (herein defined). When Seller has achieved Substantial Completion (as defined in the Construction Contract) of the Seller's Work, Seller shall cause the Architect to issue a certificate of Substantial Completion with a copy to Purchaser. No later than two (2) Business Days following Purchaser's receipt of such certificate of Substantial Completion, Purchaser and Seller shall jointly inspect the Seller's Work with the Architect. No later than three (3) Business Days after such inspection, the Architect shall prepare a list of all purported non-deminimus discrepancies between the Record Drawings and the Seller's Work as constructed ("PUNCH LIST"), and shall deliver such list to Seller and Purchaser. If Seller or Purchaser contest the inclusion of any item in, or the omission of any item from, the Punch list, then during the next four (4) Business Day period, Seller, Purchaser and the Architect shall cooperate in good faith to finalize the Punch list. In the event that despite such cooperation, Seller, Purchaser and the Architect are unable to finalize the Punch List, then any disputes regarding the inclusion of any item in, or the omission of any item from, the Punch List shall be determined as follows: (A) disputes involving items having a cumulative value, as estimated by the Architect, not in excess of $25,000, shall be determined by architect within five (5) Business Days following such four (4) Business Day period. (B) Disputes involving items having a cumulative value as estimated by the Architect, in excess of $25,000, shall be determined within five (5) Business Days following such four (4) Business Day period by Peter Barber, presently of Northland Development Corporation ("INITIAL ARBITRATOR") or Robert M. Keeley, presently of Diversified Project Management ("SECONDARY ARBITRATOR"), if the Initial Arbitrator is not available. The architect shall submit matters to the Initial Arbitrator and Secondary Arbitrator. All decisions of the Architect, Initial Arbitrator and Secondary Arbitrator pursuant to this
SECTION V(2) shall be

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



binding and conclusive. After the Punch List is finalized pursuant to this
SECTION V(2), Seller shall proceed to cause the Punch List to be completed as soon as reasonably practicable after Substantial Completion. All costs and expenses incurred with respect to the Initial Arbitrator or the Secondary Arbitrator shall be shared equally between Seller and Buyer.

         3.       FINAL COMPLETION

         "Final Completion" (and derivations thereof) of the Seller's Work shall mean the date on which the last of the following shall have occurred:

         (a) The completion of the Punch List, as certified by the Architect.

         (b) The submission to Purchaser by the Seller of the Record Drawings for the Seller's Work, along with all warranties and guaranties, manuals and keys.

         (c) The submission to Purchaser by the Seller of final lien releases and waivers from the Contractor and, if available, all major Subcontractors, which releases and waivers may be conditioned on receipt of amounts due from Seller upon final completion of the Seller's Work.

         (d) The removal from the Property by Seller of temporary facilities, tools and similar items.

         (e) The issuance by the City of Waltham of a core and shell certificate of occupancy for the Seller's Work.

         Upon Final Completion, Seller shall notify Purchaser of the Closing Date in accordance with SECTION 4 of the Agreement.

VI.      FINAL COMPLETION DATE

                  A. The Seller agrees to use commercially diligent efforts to cause Final Completion of the Seller's Work to be achieved on or before September 1, 2000, subject to Events of Force Majeure and Purchaser Initiated Change Orders.

                  B. If Final Completion is not achieved on or before September 1, 2000 (which date shall be extended for up to sixty (60) days for each day that the construction of the Seller's Work was delayed because of an Event of

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


                           Force Majeure and which date also shall be extended by one day for each day that the construction of the Seller's Work was delayed due to Pur chaser Initiated Orders), then, as Purchaser's sole remedy on account of such delay (other than Purchaser's termination right set forth in SECTION 4 of this Agreement) for each day thereafter until Final Completion is achieved, the Purchase Price shall be reduced by $5,000 per day, provided, however, that if Purchaser shall elect not to exercise its right to terminate this Agreement as of December 31, 2000 (or such later date as Purchaser shall have the right to terminate this Agreement on account of Purchaser Initiated Change Orders), all as described in SECTION 4 of this Agreement, then the $5,000 per day reduction in the Purchase Price shall be tolled for thirty (30) days following Purchaser's election (or deemed election) not so to terminate this Agreement. Purchaser shall not lose the benefit of any Purchase Price reduction that already shall have accrued, and the $5,000 per day reduction shall recommence to accrue following such thirty (30) day period if Seller shall not then have achieved Final Completion of the Seller's Work.